PRELIMINARY OFFERING CIRCULAR DATED JULY 15, 2018

DENIM.LA, INC.

8899 BEVERLY BLVD., SUITE 600

WEST HOLLYWOOD, CA 90048

www.dstldjeans.com

UP TO 30,000,000 SHARES OF SERIES A-3 PREFERRED STOCK

AND UP TO 30,000,000 SHARES OF COMMON STOCK INTO WHICH THE SERIES A-3 PREFERRED STOCK MAY CONVERT*

* The Series A-3 Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an Initial Public Offering. The total number of shares of the Common Stock into which the Series A-3 Preferred may be converted will be determined by dividing the Original Issuer Price per share by the conversion price per share. The Series A-3 Preferred Stock is non-voting except in the case that any proposed amendments to the company’s certificate of incorporation adversely affect the powers, preferences or special rights of the Series A-3 Preferred Stock but not the other classes of Preferred Stock of the company, in which case holders of Series A-3 Preferred Stock would have voting rights. See “Securities Being Offered” at Page 34 for additional details.

Series A-2 Preferred Stock	Price to the Public	Total Number of Shares Being Offered	**Proceeds to Issuer Before Expenses, Discounts, and Commissions
Total Minimum:	$0.53	377358	$199,999	†
Total Maximum:	$0.53	30,000,000	$15,900,000	†

** The company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. See “Plan of Distribution and Selling Security Holders” on page 46 for details regarding the compensation payable to placement agents in connection with this offering.

† The company will provide additional shares to certain investors in this offering who are current stockholders of the company holding its Series Seed, Series A, Series A-2, and Series CF Preferred Stock or invest at least $50,000 in this offering as detailed under “Plan of Distribution” (the “Bonus Shares”). The Bonus Shares will be issued without receipt of additional consideration by the company. As such, if significant number of investors in this offering are existing stockholders, our total proceeds will be less than the amounts stated here.

i

The company expects that the amount of expenses, other than commissions, of the offering that it will pay will be approximately $80,000, not including state filing fees.

The company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $199,999.74 in shares, may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company. The offering is being conducted on a best-efforts basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

ii

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

iii

In this Offering Circular, the terms “we”, “Digital Brands Group”, “Denim.LA”, or “the company” refers to Denim.LA, Inc.

iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	overall strength and stability of general economic conditions and of the apparel industry more specifically, both in the United States and globally;
•	changes in the competitive environment, including adoption of different delivery models by established companies and products that compete with our products;
•	our ability to generate consistent revenues;
•	our ability to effectively execute our business plan;
•	changes in laws or regulations governing our business and operations;
•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt on terms favorable to our company;
•	our ability to maintain quality control over our products;
•	costs and risks associated with litigation;
•	our ability to obtain and protect our existing intellectual property protections including trademarks;
•	changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;
•	other risks described from time to time in periodic and current reports that we file with the Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the company including but not limited to the fact that we have limited operating history and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

1

SUMMARY OF THE OFFERING

Digital Brands Group Overview

Our company was first founded in 2012 (As Denim.LA, LLC) in order to sell premium essentials online, which include jeans, shorts, tops, accessories, and gift cards. Beginning in 2014, we operated under the name “DSTLD”. Since then, following the success of our online fundraising campaigns and customer demand, we have expanded our goal to create a portfolio of digital first brands across product categories, geographies and consumer demographics. We believe that as we build and buy these brands, we will receive cost leverage in marketing and operating through efficiencies and shared services. Under this new vision, the company will operate under the name Digital Brands Group.

We believe we will launch or acquire one to two brands every one or two years, depending on the size of the acquisition and subsequent integration. Any potential acquisitions must be a strategic fit to the portfolio. We believe companies in the $10 million to $30 million revenue range would be ideal candidates, though we are open to smaller and larger brands if there is a compelling opportunity. We believe that any acquired brands should be able to contribute neutral to positive EBITDA to the holding company after integration and the cost savings that are generated.

The first two brands under the Digital Brands Group umbrella are DSTLD and ACE Studios.

DSTLD Brand Overview

DSTLD (dis’til’d) is a modern lifestyle brand that strips away excess and impurities to present premium denim and ready-to-wear essentials without retail markup.

Our brand tenets are:

LUXURY QUALITY

We craft the DSTLD and ACE Studios lines with upper echelon fabrics and finishes, premier caliber construction, and fit.

INDUSTRY-LEADING PRODUCERS

We work with some of the most sought-after factories and laundries in the industry – the same facilities producing for leading luxury apparel brands.

NO RETAIL MARKUP

We sidestep the middleman and sell our products ourselves, allowing us to offer top-tier quality without the standard 3-8 times retail markup.

We offer fashion essentials with premium brand quality at fast fashion prices. Our products include staples such as jeans, jackets, t-shirts and hoodies, in essential designs and a color palette of black, grey, white and denim.

We launched the DSTLD brand in June 2014 and have scaled rapidly (metrics as of June 2018):

●	Cumulative customer base of over 70,000
●	Average Order Value (AOV) of over $130
●	Lifetime sales of over $14mm (non-GAAP measurement of gross sales)
●	32% repeat customer rate

Growth Metrics

Since we launched DSTLD in 2014 through June 30, 2018, we have had 70,000 customers ordering over 130,000 different items.

2

Gross Transaction Volume (“GTV”) represents the total dollar volume transacted by users on the DSTLD platform. GTV is a non-GAAP measurement, which differs from the presentation of revenues in the financial statements in that GTV is recorded at the time a user completes a transaction on DSTLD and does not account for returns or discounts. This is in contrast to the GAAP measurement of net revenues that are recognized when the product is shipped and accounts for returns and discounts. As such, these GTV figures are not representative of actual revenues or cash flow.

We have seen the following growth in DSTLD GTV from the fourth quarter 2014 to the fourth quarter 2017:

2014 Q4 Gross Transaction Volume: $299,155.87

2015 Q1 Gross Transaction Volume: $359,346.29

2015 Q2 Gross Transaction Volume: $556,815.58

2015 Q3 Gross Transaction Volume: $693,542,03

2015 Q4 Gross Transaction Volume: $736,954.68

2016 Q1 Gross Transaction Volume: $479,398.39

2016 Q2 Gross Transaction Volume: $581,108.89

2016 Q3 Gross Transaction Volume: $791,666.00

2016 Q4 Gross Transaction Volume: $1,427,378.00

2017 Q1 Gross Transaction Volume: $1,405,025.00

2017 Q2 Gross Transaction Volume: $1,605,049.71

2017 Q3 Gross Transaction Volume: $1,329,930.00

2017 Q4 Gross Transaction Volume: $1,544,736.00

98% of our sales were directly through the DSTLD website with 2% from other channels including Spring App (a mobile marketplace app), international wholesale, and other third-party sellers.

In 2017, we recognized a GTV of $5,884,740.71, which represented nearly an 80% increase in GTV from the prior year.

Our Current Products

Currently, the DSTLD product assortment includes jeans, shorts, tees and tanks, sweatshirts, belts, and sunglasses. We produce our products at high-end factories producing for other leading premium denim and contemporary brands, and offer them at competitive pricing.

Our premium denim starts at $75; similar quality brands produced at the same factories wholesale for approximately $75 and retail for over $180. Our prices are in line with those of Zara, which is one of the largest clothing retailers, which suggests that our pricing is accessible to a large market.

Our Plans for DSTLD Products

Although we have focused primarily on denim and simple knits (tees and tanks) to date, we aspire to offer a full line of apparel and lifestyle products. We believe in a highly focused approach on fashion ‘essentials’ that have multi-year product lifecycles that allow us to iterate on product quality while keeping prices affordable and building long-term relationships with leading suppliers.

3

We continue to roll out and test new products including jackets, button-down shirts, blazers, bags, sweaters, socks, underwear, shoes, and other product categories that allow customers to purchase their full wardrobe through DSTLD.

ACE Studios Overview

ACE Studios will design and offer luxury men’s suiting with superior performance, superb fits, and excellent quality at an exceptional value.

Our brand tenets are:

UNEXPECTED LUXURY

We work with the same high quality mills and factories in the world as the leading luxury brands. We produce a luxurious garment, which at our price points, is unexpected by the consumer.

SUPERIOR PERFORMANCE

We focus on fabrics and manufacturing processes that add performance qualities or luxury to the garment.

SUPERB FITS

We believe most customers have different shapes and sizes, so we plan to offer multiple fits for our products.

EXCELLENT QUALITY

We work with the same high quality mills and factories in the world as the leading luxury brands. We focus on quality fabrics and manufacturing processes.

EXCEPTIONAL VALUE

We sidestep the middleman and sell our products ourselves, allowing us to offer top-tier quality without the standard 3-8 times retail markup.

We will offer men’s classic tailored apparel with premium and luxury fabrics and manufacturing at prices slightly above fast fashion. Our products will include staples such as suits, sport coats, dress shirts, luxury performance tee shirts and polos, casual shirts, belts, casual pants, shorts, bags, footwear, and outerwear.

Our Current Products

ACE Studios product assortment will include suits, dress shirts, luxury performance tee shirts and polos, and casual pants. We will produce our products at high-end factories using luxury and performance fabrics that the leading luxury brands use and offer them at competitive pricing.

Our suits will range from $295 to $495; similar quality brands produced at the same factories wholesale for approximately $300 to $600 and retail for $600 to $1,200. Our dress shirts will range $55 to $65, similar quality brands produced at the same factories wholesale for approximately $50 to $75 and retail for $95 to $150. Our casual pants will range $85 to $109, similar quality brands produced at the same factories wholesale for approximately $85 to $115 and retail for $175 to $250. Our prices are below Suit Supply, Hugo Boss, Ted Baker, Bonobos, J.Crew, Canali, and Hickey Freeman, which are some of the largest clothing menswear brands, which suggests that our pricing is accessible to a large market.

4

Our Plans for ACE Studios Products

Although we have focused launching primarily with suits and dress shirts, we aspire to offer a full line of tailored apparel and lifestyle products. We believe in a highly focused approach on fashion ‘classic” styles and colors that have multi-year product lifecycles that allow us to iterate on product quality while keeping prices affordable and building long-term relationships with leading suppliers.

We will continue to roll out and test new products including sport coats, luxury performance tee shirts and polos, polos, casual shirts, belts, casual pants, shorts, bags, footwear, and outerwear, and other product categories that allow customers to purchase their full wardrobe through ACE Studios.

Digital Brands Group

Our Differentiated Approach

‘Distilled’ Collection. Our focus is to produce a range of luxe essentials for the creative class that lives and works in denim. By distilling down our focus, we want to offer only core essentials in a monochromatic color scheme, by producing a range of non-seasonal apparel and accessories that are classic in design and never go out of style.

Contemporary quality and brand positioning, fast fashion pricing. Fashion retail is broken. Our goal is to fix the fashion industry by allowing the general population to have access to high quality product without waiting for the leftovers to go on sale. We plan to offer the same quality product as contemporary brands such as Theory, Vince, Rag & Bone, and All Saints, but priced closely to fast fashion brands such as Zara, H&M, and Topshop.

What We Believe Sets Us Apart

Luxury Performance at Exceptional Value. Our brand is built on delivering luxury and performance products at exceptional value. We believe that the customer seeks the highest quality products for the lowest price. We believe that we will have the best customer value proposition in the menswear market. We achieve this by using the leading mills and factories in the world and selling direct to the customer vs. the traditional wholesale channel.

Digitally Competent. Our store is built on a custom Ruby on Rails platform with Spree (Ruby Gem) backend. Our website can be accessed via desktop, tablet or smartphone. We have acquired the majority of our customers via performance marketing and have acquired over 20,000 customers at a competitive and scalable price. Digital advertising channels, such as Facebook, allow us to track cost of acquiring a new customer and how much that customer spends over time.

Real-time data and just in time supply chain. All data is managed in real time through dashboard that integrate sales data, warehouse data from our 3PL, and site data from Analytics. Demand forecasting is paired with monthly or bi monthly deliveries from suppliers; keep weeks on hand low; show weeks on hand data; essentials collection approach allows for suppliers to build production efficiencies in replenishment programs and in some cases stock goods allowing for fast response to influxes in demand. In the future the company anticipates that suppliers can be given access to sales dashboards and automatically generate purchase orders on core products, within a predefined contract.

Collaborative Design. User surveys to help influence design; we do small test orders to gauge product demand before large commitments; the company currently plans to develop ‘design lab’ for top customers to help identify new products, iterate on existing core products, and A/B test pricing.

5

Our Growth Strategy

Continue to launch products. We intend to launch core products across multiple categories in order to drive up average order value and increase repeat customer rate. Categories include jeans, shorts, tee shirts, shirts, belts, leather accessories, bags, headwear, footwear, and outerwear.

Digital Marketing. We will continue to invest in proven digital consumer acquisition strategies, including Facebook, Instagram, display and retargeting while continuing to test emerging channels like Snapchat and Twitter.

Celebrity Product Placement. We intend to utilize public relations channels to ensure that our product is being seen on the most popular celebrity influencers, which will provide additional exposure and style validation for our entire product range.

Increased Global Distribution. By growing our paid acquisition channels and offering competitive pricing and shipping costs, we intend to grow beyond our home market into new countries in Europe, Asia, and Oceania.

Grow Retail Presence. Part of your growth model includes adding multiple retail locations in large metropolitan areas across the United States in high traffic areas. These will primarily “try-on” or “guideshops” which will allow customers to view and try on our products. Orders will be placed at the store, but will ship to the customer within 1-2 business days.

Industry Background and Trends

E-Commerce for Clothing. With retail e-commerce revenue from apparel and accessories expected to reach 86 billion U.S. dollars in 2018, the industry appears to show no signs of slowing down. Many of the largest names in apparel and accessories retail offer online shopping to their consumers. In 2013, the market share of leading apparel e-retailers in the U.S. were measured, and subsequently ranked. Gap Inc. Direct, which was founded in 1969, came first with a market share of 7.27 percent. In comparison Footlocker, the sportswear and footwear retailer, held a 2.35 percent share of the market. Despite the large e-commerce revenue figure for apparel and accessories, the share of apparel and accessories sales in total U.S. e-retail sales from 2013 to 2018 reveals little indication of growth. In 2013, apparel and accessories sales accounted for 17 percent of total retail e-commerce sales in the U.S. By 2018, the share is only expected to grow half a percent to reach 17.5 percent. (Source: eMarketer).

Normcore Fashion. Normcore wearers are people who do not wish to distinguish themselves from others by their clothing. This is not to mean that they are unfashionable people who wear whatever comes to hand, but that they consciously choose clothes that are undistinguished – except, frequently, for a highly visible label to impart prestige. (Source: Wikipedia, last accessed June 22, 2017).

6

Disintermediated Retail. Consumers are becoming increasingly familiar with the retail disintermediation story, where products are sold direct to consumers without retail markup. Brands such as Dollar Shave Club, Warby Parker, and Everlane have been educating customers on this concept, which leads customers to seek out other brands that are offering high quality products at lower prices through a similar model. In an article titled “The New Trend that is Going to Change the Way You Shop” dated April 25, 2015, The Zoe Report said “We’ll always have a soft spot for traditional retail (a visit to Barneys is never a bad idea), but in terms of saving money and time, your TZR editors are all aboard the direct-to-consumer trend. By eliminating the middlemen, online-only brands like Everlane, The Arrivals and StyleSaint avoid unnecessary price markups to give you chic, quality pieces at a modest cost. Consider their added perks from social consciousness to no-fuss return policies and speedy delivery—translation: no more stressful shopping trips to the mall!—and you’ll be sold on the strategy.”

Selected Risks Associated with the Business

Our company and our business are subject to a number of risks, which are set out in more detail in “Risk Factors.” Risks include the following:

●	Our auditor has issued a “going concern” opinion.
●	We are a new entrant to the clothing industry.
●	Our results of operations are subject to variable influences and intense competition.
●	New competitors may enter the market.
●	We may not be able to fully exploit newly acquired brands or released brands.
●	We may not be able to successfully implement growth.
●	We may not be able to respond to changing fashion trends.
●	We are subject to seasonal buying patterns.
●	If we cannot raise sufficient funds, we will not succeed.
●	We depend on a small management team.
●	There is no current market for any shares of the company's stock.

The Offering

Securities offered

Minimum of 377,358 shares of Series A-3 Preferred Stock and 377,358 shares of Common Stock into which they may convert.

Maximum of 30,000,000 shares of Series A-3 Preferred Stock and 30,000,000 shares of Common Stock into which they may convert.

Minimum investment	The minimum investment in this offering is $1,499.90, or 2,830 shares of Series A-3 Preferred Stock. Investors participating in the SeedInvest Auto Invest program have a lower investment minimum in this offering of $199.81, or 377 shares.

Common Stock outstanding before the offering	10,377,615 shares

Preferred Stock outstanding before the offering	32,296,125 shares

Preferred Stock outstanding after the offering (assuming a fully subscribed offering)	62,296,125 shares (see “Dilution” for more information on conversion of outstanding convertible notes)

Common Stock outstanding after the offering (assuming a fully subscribed offering in which all holders of Series A-3 Preferred Stock convert to Common Stock)	40,377,615 shares

Use of proceeds	The proceeds of this offering will be used for marketing, personnel, and product buys.

7

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

The company’s auditor has issued a going concern opinion.

Our auditor has issued a “going concern” opinion on the company’s financial statements. The Company lacks liquidity to satisfy obligations as they come due, and only had positive working capital of $55,008 as of December 31, 2017 and had a working capital deficit of $1,395,579 as of December 31, 2016.

We are a new entrant to the clothing industry.

We first organized as a company in September 2012 (as Denim.LA, LLC). As such, we are a new entrant to the clothing industry and do not have the same brand awareness and customer base as other players in the market space.

Our results of operations are subject to variable influences and intense competition.

Our company is sensitive to changes to in consumer spending patterns, consumer preferences, and overall economic conditions. We are also subject to fashion trends affecting the desirability of our products. In addition to competing with other direct-to-consumer clothing and apparel companies, we face competition from a broad range of retailers, many of which have greater financial resources than we do.

New competitors may enter the market.

We operate in an established market space that regularly sees the entrance of new competitors. New competitors may copy our business model and provide an expanded range of products at a lower cost, targeting the same customer base, which may force us to cut prices and decrease our margins.

Competitors may be able to call on more resources than us.

While we believe that the company is unique, there may be other ways to deliver luxury denim and clothing products without the use of middlemen and retail establishments. Additionally, competitors may replicate our business ideas and produce directly competing products. These competitors may be better capitalized than we are, which would give them a significant advantage. This would particularly be the case if a major clothing manufacturer or retailer were to enter the market.

We may not be able to fully exploit newly acquired brands or released brands.

In the apparel industry, differing brands are used to reach different market segments and capture new market share. However, not every brand deployment is successful. We may incur significant costs acquiring, developing, and promoting new brands only to have limited market acceptance and limited resulting sales. If this occurs, our financial results may be negatively impacted and we may determine it is in the best interest of the company to no longer support that brand.

Our success depends on our ability to design and manufacture products that appeal to our customers.

It is possible that future new products will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

8

We may not be able to respond to changing fashion trends.

Our company is sensitive to changes in consumer preference, fashion trends, and the fashion business environment. If we are unable to respond to changes in the business environment and fashion trends it may result in our brands no longer being accepted in the marketplace.

We are subject to seasonal buying patterns.

We experience seasonal fluctuations in our net sales and net income associated with the clothing and apparel industry. Our quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including the timing of new products and marketing pushes.

We depend on a small management team.

We depend on the skill and experience of three individuals, Corey Epstein, Mark Lynn, and Kevin Morris. Each has a different skill set. If we are not able to call upon one of these people for any reason, our operations and development could be harmed.

We may not be able to successfully implement growth.

We depend on our ability to scale customer acquisition while maintaining an acceptable customer acquisition cost while successfully implementing any growth or strategic plans. If we are unable to scale customer acquisition at an acceptable cost we may not be able to successfully increase our customer base.

If we cannot raise sufficient funds, we will not succeed.

We are offering Series A-3 Preferred Stock in the amount of up to $15,900,000 in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, the company may not survive. If we raise a substantially lesser amount than the Maximum Raise, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

There is no current market for any shares of the company's stock.

There is no formal marketplace for the resale of the Series A-3 Stock or any of the company’s Preferred Stock. Shares of Series A-3 Preferred Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

We will incur increased costs if we decide to become a publicly-traded company.

If we decide to list our shares on a public exchange, we will incur additional legal, accounting, and other expenses not presently incurred. These expenses would result from increased public reporting requirements, new accounting practices that we may be required to adopt, and additional corporate governance requirements. Some of these costs could be reduced should we decide to have our shares quoted on the OTCQX operated by OTC Markets Group, or the Alternative Investment Market (AIM) in London. Nevertheless, the rules and regulations of being publicly quoted or listed on an exchange will increase our legal and financial compliance costs.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our stock, then our stock price and trading volume could decline.

The trading market for our stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. As a small-cap company, we are more likely than our larger competitors to lack coverage from securities analysts. In addition, even if we receive analyst coverage, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.

9

The Series A-3 Preferred Stock is non-voting; voting control is in the hands of a few large stockholders.

The Series A-3 Preferred Stock we are offering is non-voting, so investors in this offering, whether they purchase the minimum of 2830 shares or over 100,000 shares, will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval.

Most new investors in the company will not be eligible to receive Bonus Shares.

As provided in the “Plan of Distribution” section of this Offering Circular, certain investors will be eligible to receive Bonus Shares when making an investment in this offering.  New investors who do not invest at least $50,000 will not be eligible for the Bonus Shares and will experience immediate dilution of their investment upon the issuance of Bonus Shares to existing stockholders who are investing in this offering and other new investors who invest at least $50,000.

We have not evaluated the tax consequences of the Bonus Shares.

We have not evaluated any potential tax consequences for those investors eligible for the Bonus Shares outlined in the Plan of Distribution section of this Offering Circular.  Nothing contained in this Offering Circular should be considered tax or investment advice

Investors must consent to jurisdiction in California.

Section 6 of the subscription agreement for this Offering requires investors to consent to the jurisdiction of any state or federal court of competent jurisdiction located within the State of California. As a result, investors located outside the State of California may have difficulty bringing a legal claim against us due to geographic limitations.

We could be hacked.

Hackers and/or data breaches could lead to material financial losses, reputational damage, and legal expenses. Credit card processors could refuse to do business with us if we were to receive a large number of chargebacks, which can be triggered by fraudulent use of stolen credit cards. We do security audits; we do not store credit card information; we do our best to safeguard our systems and assets but we cannot guarantee that we will be able to successfully repel future attempts to defraud us or hack into our customers’ data.

We rely on our third-party logistics company.

All of our product is stored and shipped out of our third-party logistics provider, Newgistics. If there was a catastrophic event that resulted in a facility shut down or damaged goods, we would be unable to ship orders for a period of time. Additionally, we may be forced to renegotiate our contract and our rates, which could hamper our gross margin and potentially force us into searching for a new warehousing and fulfilment partner.

Our space is crowded and there are many competitors for share-of-wallet.

While apparel is very large industry it is also very fragmented. Competitors may be better capitalized than us and outspend us, which would give them a significant advantage.

We rely on third party manufacturers and vendors, some of whom are outside the United States.

Our products are primarily produced by, and purchased or procured from, independent manufacturing contractors located mainly in countries in North America, Europe and Asia. A manufacturing contractor’s failure to ship products to Digital Brands Group in a timely manner or meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. Due to our overseas production, which in some product categories is more than 75% of total, our business is subject to the following risks:

10

●	political and economic instability in countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;
●	imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries;
●	imposition of increased duties, taxes and other charges on imports;
●	significant fluctuation of the value of the dollar against foreign currencies;
●	labor shortages in countries where contractors and suppliers are located;
●	a significant decrease in availability or an increase in the cost of raw materials;
●	restrictions on the transfer of funds to or from foreign countries;
●	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;
●	increases in the costs of fuel, travel and transportation;
●	increases in manufacturing costs in the event of a decline in the value of the United States dollar against major world currencies, particularly the Mexican Peso and Chinese Yuan, and higher labor costs being experienced by our foreign manufacturers in Mexico and China;
●	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

Recently imposed tariffs and countervailing actions may increase our cost of goods or result in delay to delivery.

Recent trade disputes between the United States and its traditional trading partners Mexico and China may result in increased cost of goods for our products. Due to our focus on maintaining product prices for customers, we may be required to absorb those increased costs, resulting in lower gross profits. Additionally, even without tariff duties impacting our cost of goods, our products may be subject to increased inspection or delays as retaliatory measures are taken by foreign governments.

Uncertainty with respect to US trade policy may reduce our manufacturing choices and add to our expenses.

Most of the suppliers of raw materials and/or manufacturers of our products are not in the United States. The current US President indicated a desire to re-negotiate trade deals and impose tariffs on materials and products manufactured in foreign countries, including China and Mexico. We may incur additional expenses if we are forced to base our manufacturing in the United States.

Fluctuations in the price, availability and quality of raw materials could cause delays and increase costs and cause our operating results and financial condition to suffer.

Fluctuations in the price, availability and quality of the fabrics or other raw materials, particularly cotton, leather, and synthetics used in our manufactured apparel, could have a material adverse effect on cost of sales or our ability to meet customer demands. The price and availability of the raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields, weather patterns, labor costs and changes in oil prices. If prices increase, we may not be able to pass these costs onto our customers, due to our competitive price point. This could result in lower gross margins and could have a significant adverse effect on our business, financial condition, and operating results. Delays in availability and delivery of raw materials could result in delays of product deliveries, potentially causing decreased sales and financial performance.

11

DILUTION

This section will be updated after the close of our current Regulation CF round.

12

USE OF PROCEEDS TO THE ISSUER

If we reach our minimum offering amount of $199,999, we plan to allocate proceeds as follows:

●	$15,000 will be payable to SI Securities for commissions
●	The first $100,000 will be used for marketing:

○	We will launch retail 1-2 stores in new metropolitan areas
○	We will test multiple channels to find scalable online and offline customer acquisition

●	The next $50,000 will be used for product development, sampling, and buys:

○	We will test new product categories for Ace Studios, including suiting, pants, and accessories
○	We will expand our DSTLD product offering and test different categories including leather, cotton basics, and core outerwear.
○	We will invest in additional products and inventory to support consumer demand.
○	We will expand the company by hiring key members in marketing and customer service.

●	The remainder will be used for personnel costs:

○	We will expand the company by hiring key members in marketing and product

We intend that any proceeds beyond the first $199,999 will be allocated in the following way: 40% for product buys and development, 40% for advertising/marketing, 15% for personnel costs, and 5% for capital expenses.

The proceeds to the company if the Maximum Offering Amount is raised, after the expenses of the total offering expenses and commissions, will be approximately $15,900,000. We plan to use the proceeds as follows:

●	$1,192,500 will be payable to SI Securities for commissions
●	Approximately 40% ($5.88 million) will be used for product buys.

○	We will test new product categories for Ace Studios, including suiting, pants, and accessories
○	We will test new product categories for new brands that will eventually fall under the Digital Brands Group umbrella
○	We will expand our DSTLD product offering and test different categories including leather, cotton basics, and core outerwear.

○	We will invest in additional products and inventory to support consumer demand.

●	Approximately 15% ($2.22 million) will be used for personnel costs.

○	We will expand the company by hiring key team members in finance, technology, marketing, and customer service

●	Approximately 40% ($5.88 million) will be used for marketing.

○	We will continue to expand our retail presence across key metropolitan areas
○	We will test multiple channels to find scalable online and offline customer acquisition

●	Approximately 5% ($0.735 million) will be used for capital expenses, which includes office space and equipment, computer hardware, etc.

We do not currently have plans to use proceeds from the offering to make payments to officers or directors.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

13

OUR BUSINESS

Company History

The company was founded in 2012 as Denim.LA, LLC with the premise of selling premium essentials online, including jeans, shorts, tops, accessories, and gift cards. In January 2013, the company converted into and reincorporated as Denim.LA, Inc. From September 2012 to August 2014, the company operated under the trade name “20JEANS”, and since September 2014, the company began operating as “DSTLD”.

In 2018, the company decided to internally re-organize around a multi-brand strategy with a shared services model, where the core functional teams would support multiple digital first brands that each have their own identity, website, product line, customer base, and creative team. We plan to grow our brand portfolio by either creating brands internally or acquiring existing companies and weaving their creative and operational teams into ours. We will operate the company under the name Digital Brands Group, and will initially exist as a DBA of Denim.LA, Inc. The first two brands of the Group will be DSTLD and ACE Studios. The Digital Brands Group organization will consist of teams across finance, accounting, operations, marketing, analytics, supply chain/production, customer service, logistics, retail, and investor relations, which will support the various brands, each of which will have their own creative team.

DSTLD Brand Summary

Principal Products and Services

DSTLD focuses on minimalist design, superior quality, and only the essential wardrobe pieces. We deliver casual luxury rooted in denim; garments that are made with exhaustive attention to detail from the finest materials for a closet of timeless, functional staples. Our name is derived from the word ‘distilled,’ meaning to extract only the essentials. As such, DSTLD boasts an unembellished line of key wardrobe pieces in a fundamental color palette of black, white, grey, and denim.

DSTLD has developed a highly scalable formula for success through our evolved e-commerce approach, allowing us to invest in what matters (people, product, and our production partners), rather than skimping on quality or ethical labor standards to reduce costs.

DSTLD offers the following clothing and accessories:

Men’s Jeans: DSTLD designs and sells premium grade denim at one-third the typical price of its contemporary brand competitors. While most premium denim is sold for $180+, DSTLD’s jeans start at just $75. We offer four proprietary men’s fits, which have been perfected by our own veteran denim patternmaker and our designer, as well as tested on highly experienced fit models. Our cuts range from our most fitted style, the Skinny, to our most relaxed style, the Straight Leg. DSTLD works with a curated selection of premium fabrics, like American made denim from the U.S.’s most esteemed denim mill, Cone Mills, Japanese fabric from Japan’s Kaihara Mill, ISKO fabric from Turkey, as well as Raw denim and lightweight Slub Twill denim. All of DSTLD’s pants are crafted utilizing top-level techniques, such as chain stitching, bar tacking, and clean-finished seams, and finished with premium details (No. 5 YKK zippers, durable khaki pockets, and sanforized and mercerized to protect against shrinkage).

Men’s Shorts + Bottoms: DSTLD recently introduced Selvedge Chinos to its line, available in black, white, and charcoal. Our Selvedge Chino is made from a mid-weight cotton-twill with 2% stretch for extra comfort. Soon, we’ll be launching a cotton-jersey blend Jogger pant for more casual appeal. Designed as a smart take on sportswear, our Joggers have a tapered leg and zip pockets. Bottoms range from $75 - $95.

Men’s Tees + Tops: DSTLD offers a variety of tees, long sleeved tops, polo shirts, button downs, and layering pieces. All t-shirts, polos, and long sleeved tops are made in Los Angeles and cut from 100% cotton, in a modern, slim-fitted design. T-shirts come in three styles: Modern Crew Neck, Crew Neck, and V-Neck. We utilize different types of woven cotton, including Cotton Slub, Cotton Piqué, and Heathered yarns, for a diverse selection of styles. All tops are pre-shrunk and finished with either a garment dye or pigment dye process, which helps achieve a soft hand and rich coloration. T-shirts and Polos range from $27 - $50. DSTLD has also recently introduced a variety of Denim and Plaid Button Down shirts to round out its tops offering. Button downs are washed to achieve a broken-in feel, feature a slim fit, and contain some stretch for extra comfort. Button downs are priced at $75.

14

Women’s Jeans: DSTLD designs and sells premium grade denim at one-third the typical price of its contemporary brand competitors. While most premium denim is sold for $180+, DSTLD’s jeans start at just $85. We offer four different fits for women: High Waisted Skinny, Mid Rise Skinny, Boyfriend Jeans, and Mom Jeans. Styles include black jeans, ripped jeans, and multiple shades of indigo jeans. All of our women’s fabrics include varying levels of stretch (depending on style) to ensure the denim retains its shape wear after wear. We have designed and perfected our women’s fits with our own veteran denim patternmaker and our designer. Premium construction and finishes include a dual-layer contoured waistband that hugs the hips for a “no gap” fit, lay flat seams, YKK zippers, and custom debossed trims.

Women’s Dresses + Bottoms: DSTLD currently offers a full selection of Shorts, Skirts, Dresses and Leggings. Shorts range from classic denim and sporty cotton blends to casual silk and leather options. Skirts include denim miniskirts to mid- to knee-length varieties in stretch leather and suede. Recently, we have expanded our dress collection to include Silk dresses (two styles), T-shirt dresses (two styles, a Blazer dress, and an oversized Crepe dress. Rounding out the bottoms category are our Leather, Suede, and Poly-blend leggings. Dresses and bottoms range from $65 - $300.

Women’s Tees + Tops: At the core of our basics collection are our classic Tees and Tops. These range from silk blouses, wool sweaters, cotton and modal t-shirts (made in Los Angeles), a variety of tank tops, denim button downs, and a blazer, all made from the finest materials and available in diverse fits. These range from $25 to $125.

Outerwear: DSTLD offers a wide range of men’s and women’s outerwear, constructed of the best materials and made in a variety of factories around the world. We offer classic and fashion-forward styles across both our men's and women's outerwear lines. For women, styles include Bombers (2 styles), Leather Moto Jackets (six styles), Wool Coats (three styles), Denim Jackets (three styles), and a Military Jacket. For men, styles include Moto Jackets (two styles), Bombers (five styles), Denim Jackets (four styles), Blazers (two styles), Wool Coats (two styles), a Travel Hoodie, Lightweight Shirt Jackets (five styles), and a Military Jacket. Outerwear ranges from $95-$380, depending on the style and material.

Accessories: DSTLD’s curated selection of accessories includes everyday essentials, like hats, beanies, scarves, gloves, belts, small leather goods, and a unisex leather bag collection. We offer a variety of belt styles for both men and women, all made in Los Angeles. These include our Men’s Standard belt, designed for more casual, everyday wear, our Men’s Thin belt, designed for more upscale occasions, and our Women’s Western belt. These currently sell for $45 - $95. We offer small leather goods for both men and women, as well as a unisex leather bag collection. Leather goods range from a credit card holder wallets to backpacks and totes. Our leather accessories start at $35. We also offer unisex hats, beanies, gloves and scarves, made from a variety of materials including cashmere, wool, polyester, and leather. These range from $35-$95.

Market

While the entire adult population of the United States are prospective purchasers of our products, our target market includes college-educated younger professionals with higher levels of discretionary income. The company’s targeted market includes men and women 18 years and older who are comfortable with purchasing apparel and accessories online. Our research shows that our typical customers have an average age of 30 and an average household income of $58,000. Additionally, 75% are college educated and 60% are single.

15

According to a report by Technavio from August 2015, the global denim jeans market was valued at $58 billion for the year 2014, and it continues to grow on account of its lifespan as compared to other apparel. This market is further classified into three major categories such as mass market denim jeans, standard or economy jeans, and premium denim jeans. Geographically, North Americans have been the largest consumers of denim jeans, followed by consumers in Western Europe, Japan, and Korea. DSTLD did not commission the market study from Technavio.

The Technavio study goes on to show that premium denim accounts for roughly 26% of the overall jeans market and is regarded as the segment with the highest potential for growth. The company plans to address this market by offering premium quality at fast fashion pricing.

Additionally, Statista states that the global e-commerce segment of fashion and apparel was valued at $408 billion in 2017, with more than $100 billion of that occurring in the denim jeans space, and is predicted to increase by a compound annual rate of 10.6%. By 2022, online sales are expected to grow to $706 billion. With more and more sales happening online, DSTLD is at the forefront of the growing e-commerce movement.

Design and Development

Our products are designed at the company’s headquarters in Los Angeles. Several of our employees are engaged in analyzing trends, markets, and social media, utilizing historical data and industry tools to identify essential styles. We expanded our design team in November 2017 by bringing on a Production Director (who comes from designer denim labels such as AG, J Brand, True Religion, and Guess). With more depth and experience on our product team we’ve been able to implement a more rigorous quality control process, focus on product development, and improve vendor relationships.

The time taken to design new styles is generally one to two months. After design, we create multiple samples to micro-test styles, and preview those styles to top customers via email marketing and surveys to obtain design feedback. The sampling process takes approximately one month. We then test a minimum order quantity on our website to determine actual demand. We can determine actual demand by launching paid (Facebook, Google, Affiliate, etc.) and unpaid (Email, PR outreach, etc.) marketing campaigns that drive traffic at specific products. This allows us to establish, in a relatively short period of time, how a product performs compared to other past best sellers in similar categories. The replenishment program starts immediately after the product passes the test phase. Using tools such as Google Analytics and RJ Metrics to analyze real-time sales data by size and color, we determine precise re-order quantities.

Product Suppliers

We work with a variety of apparel manufacturers in North America, Europe, and Asia. Our current suppliers include 8th Street Branding, Phoenix Textile, and Double D Apparel, which supply the majority of our bottoms, tops, and accessories. We have worked with these suppliers since July 2016. We are currently in the process of onboarding new denim suppliers from Asia and Europe, and hope to have placed purchase orders with at least three new denim vendors by the third quarter of 2018. We are currently on Net 60-90 payment terms with our vendors, and are continuing to source new vendors as we expand into new product categories. We only work with full package suppliers, which supply fabric, trims, along with cut/sew/wash services, only invoicing us for the final full cost of each garment. This allows us to maximize cash flows and optimize operations.

16

We source our products from a variety of manufacturers around the globe. When deciding which factory to source a specific product from, we take into account the following factors:

-	Cost of garment
-	Retail price for end consumer
-	Production time
-	Minimum order quantity
-	Shipping/delivery time
-	Payment terms

By taking all of these into consideration, we can focus on making sure we only have the most in-demand and highest quality products available for sale to our customer at the best price and most sustainable margin for our business.

Marketing

Acquisition Marketing

Currently, DSTLD advertises through multiple online channels which are composed of the following:

Paid Social Media Marketing: This is our primarily acquisition channel, and it is composed almost entirely of paid Facebook and Instagram marketing.

Affiliate Marketing: With select online publications and influencers, we’ve established various CPA or Rev Share agreements. These have proven effective in incentivizing influencers or media to push our product and allowing us to only pay partners based on performance.

Social Media Marketing: We leverage the followers on our Instagram (where we are now a “verified” brand and have over 55,500 followers) and Facebook accounts to make regular posts highlighting new products, brand stories, and other topics and images we deem “on brand”. By being a verified brand, our followers can shop products directly from our posts. We are also able to link to products in the Stories feature.

Email Marketing: We leverage an email platform that allows us to send out a variety of promotional, transactional, and retargeting emails, with the main goal of driving increased site traffic and purchases. Promotional emails are typically focused around new product launches and style lookbooks; transactional emails are usually one-time sends to users/customers based on their interaction with the site (e.g. New User Sign Up, Purchase Follow Up, etc.); examples of retargeting emails are abandoned cart email, browse abandoned email, recommended product to buy email, and inventory back in stock email. Additionally, we send branded content emails that highlight on-brand artists, musicians, or other creatives we’ve collaborated with to further DSTLD’s brand ethos.

Retargeting: We engage the services of certain Retargeting engines that allow us to dynamically target our visitors on third party websites via banner/content ads, such as CNN.com and Yahoo.com.

Content Marketing: We use content marketing platforms that allow us to serve up native ads in the form of articles promoting our brand story and specific products.

Search Engine Optimization: This is the process of maximizing the number of visitors to our website by increasing our rankings in the search results on the Google, Bing, and Yahoo search engines. This is done by optimizing 1) our onsite content, by making sure our pages, titles, tags, links, and blog content is structured to increase our search results on certain keywords, and 2) our offsite content, which is the number of external websites linking to our website, usually through press articles and other advertising channels.

17

Print Advertising: Periodically we place print advertisements in magazines and purchase billboards in major metropolitan areas to drive increased site traffic and brand awareness.

Retail Stores: DSTLD currently has two retail locations, one in Los Angeles, CA and one in New York, NY. These are exclusively “try on only” experiences and customers must still navigate to our website to make a purchase. We have implemented stand-alone stores that are DSTLD only and we have done brand collaborations where we display our products alongside similar direct to consumer brands. In our Los Angeles store, we’re seeing a 50% higher average order value (“AOV”) and 50% less returns. In the next 12 months, we will launch 2-3 more DSTLD mono brand stores in large metropolitan area. As we grow the Digital Brands Group portfolio, we will launch additional retail locations and also incorporate our other brands into multi-brand retail stores. As the retail leasing market changes with the continuing shuttering of traditional retail brick & mortar locations, we plan to continue to pore additional marketing resources and spend into expanding our retail footprint, making it the tenet of our long-term customer acquisition strategy.

Video / Blog Content: We have expanded our on-site content offering to include videos and creative blog posts. Videos and blog posts include interviews with our Designer, a behind-the-scenes look at how products are made, features of other artists or creatives, and photo shoots.

Retail Locations

In September 2017, we launched our first retail location in Culver City, CA at the Platform outdoor mall complex. This was a temporary location, and in November we moved to our second location on La Cienega Blvd in West Hollywood, CA. Since this has been our first foray into brick & mortar retail, we have used the relatively soft Los Angeles retail rent market to test out various locations in order to optimize sales. In January 2018, we moved to a third location on Melrose Blvd in Los Angeles, CA, which we have occupied for four months as of April 2018.

We view these retail locations as a marketing expense, similar to allocating funds towards digital/online marketing. We do not stock sellable inventory in our retail locations, but instead have salesmen samples of all product categories, which customers can try on. This allows us to occupy locations with a small footprint, thereby reducing our rent and overhead. Once a customer finds a style and size he/she likes, the customer can place an order directly in the store with one of our brand ambassadors by logging into our website and creating an account. The customer’s order then ships from our warehouse in Newgistics, just like regular orders.

In May 2018, we launched a store in New York City, and based on this continued success in both locations, we plan to launch additional stores over the next 12-18 months.

Public Relations

To generate ongoing organic and word-of-mouth awareness, we routinely work with print and online media outlets to announce new products and develop timely news stories. We’re regularly in contact with the top fashion, business, and tech writers in order to capitalize on celebrity fashion features, e-commerce trend pieces, or general brand awareness articles. We have a full-time, in-house publicist and we also utilize outside agencies from time to time. Twice a year, we visit the major fashion, tech, and news outlets in New York City to keep them up to date on our latest launches and any relevant company developments. We also consistently host local Los Angeles press at our office space.

To date, DSTLD has been featured in the top TV, fashion, and business outlets, including TODAY Show, MSNBC, Vogue.com, FastCompany.com, Esquire.com, Women’s Health, ELLE.com, MarieClaire.com, VanityFair.com, Refinery29, MensJournal.com, GQ.com, AOL.com, Forbes.com, TechCrunch.com, USA Today, TIME, Business of Fashion, Digiday.com, NBCNews.com, and Us Weekly to name a few.

Instagram and Influencer Marketing

Instagram and influencer marketing is one of the largest initiatives for us. On a daily basis, we reach out to and receive requests from tastemakers in fashion, lifestyle, and photography. We’ve developed a certain set of criteria for working with influencers (ie: engagement level, aesthetic, audience demographic) that have enabled us to garner impactful impressions. Our focus is not on the size of an account, but on creating organic relationships with influencers who are excited to tell our story. While most of our collaborations are compensated solely through product gifts, we also offer an affiliate commission of up to 20% through the influencer platform rewardStyle, which is the parent company of LiketoKnow.it, the first influencer platform to make Instagram shoppable (users receive an email directly to their inbox with complete outfit details when they “Like” a photo with LiketoKnow.it technology). Additionally, we’ve developed our own in-house affiliate program to further incentive influencers to promote our products. We offer up to $20 per new customer generated or 10% of total monthly new customer sales to select partners.

18

Celebrity Gifting

We approach celebrity gifting in a strategic, discerning manner. We have longstanding, personal relationships with the industries top stylists; we do not send clothing blindly or unsolicited. We have successfully placed clothing (and as a result, fashion press) on A-list celebrities like Kendall Jenner, Gigi Hadid, Bella Hadid, Selena Gomez, Carrie Underwood, Mila Kunis, Gwen Stefani, Sofia Richie, and Ben Affleck to name a few.

Referral Marketing

DSTLD currently employs a rewards-based Share + Earn program to encourage customers to refer friends. When a customer refers a friend, that friend receives $10 off his or her first purchase, and the referrer receives $20 off his or her next purchase when that friend places an order with DSTLD.

Distribution

Our products are sold solely online, through our website. Our website is built on a custom Ruby on Rails platform with Spree (Ruby Gem) backend. Our website can be accessed via desktop, tablet or smartphone. We forgo the middlemen (department stores and boutiques) to offer premium denim and luxury essentials at or about 1/3 the traditional retail price.

For the past three years, we’ve also offered our product for sale on Spring, which is a mobile phone app that aggregates a number of fashion and apparel brands. This has been a great way to increase our brand awareness and acquire new customers. This currently represents less than 1% of total sales.

In October 2017, we began a new partnership with Dote, a mobile e-commerce shopping app designed to act as a "virtual mall" that allows our brand to access the younger generation that's continuing to grow in mobile conversion rate.

All of our sellable product is stored with our Third Party Logistics (3PL) company, Newgistics, in their Commerce, CA distribution facility. In addition to storing our product, they are also responsible for receiving and processing new product deliveries, processing and shipping outbound orders, and processing and shipping customer returns.

We offer free shipping and returns to all our customers in the United States. We also offer customers the option to upgrade to Ground Shipping or 2-Day Shipping for an additional cost. We also offer international shipping to 40+ countries.

Competition

We face direct competition from other digitally competent, vertically integrated brands such as Everlane, Ayr, Bonobos, JackThreads, and The Arrivals.

Everlane is the most direct analogue in terms of product/market fit. The price point and positioning is similar and they, like DSTLD, do not put products on sale at the end of a season in order to make room for a new collection/seasons, which is brand positioning usually reserved for luxury brands at the top end of the market.

Some of these brands market themselves as full price and do several sales per year.

All of these companies use digital paid acquisition as a primary driver of their businesses and have in depth competency in digital marketing and brand.

19

More broadly, there are thousands of competitors in the highly fragmented apparel category including fast fashion players including Zara, H&M, Uniqlo, and Gap which all compete for DSTLD’s wallet share at our affordable price point.

Customers

As of December 2017, DSTLD has over 60,600 paying customers, approximately 40% of which are female and 60% are male customers. Over 30% of our customers have purchased more than once with us, and more than 7% of all customers have purchased four or more times with us. In general, we find that female customers spend more than our male customers: in 2017, the AOV for our female customers was $135 and our AOV for male customers was $119. Those are unaudited figures and represent management’s best estimate based on purchaser data. The top five states where our customers reside are California, New York, Texas, Illinois, and Washington.

Employees

As of June 2018, the company had 25 total employees, working across three locations in the United States. At our main office in downtown Los Angeles, we employee 17 full time employees, which are responsible for managing the following areas: Customer Service (one employee), Finance & Operations (two employees), Marketing (six employees), Technology (one employee), Product (three employees), and Executive (three employees). Additionally, we have a staff of 4+ people each at both our stores in New York, NY and Los Angeles, CA. In May 2017, we contracted third party CRM agency Awesome OS (formerly Offsourcing). Through Awesome OS, we brought on four Customer Service representatives and one Technology assistant. At our various Southern California retail locations, we have four part-time Brand Ambassadors (retail associates).

ACE Studios - Brand Summary

The ACE Studios brand was founded in 2018 in order to sell luxury and performance tailored apparel online, which will include at launch suits, dress shirts, luxury performance tee shirts and polos, casual pants, and gift cards. Digital Brands Group plan to launch ACE Studios for product for sale sometime in the middle of 2019.

Principal Products and Services

Ace Studios designs and offers luxury men’s suiting with superior performance, superb fits, and excellent quality at an exceptional value.

We focus on our five core tenants: Unexpected Luxury, Superior Performance, Superb Fits, Excellent Quality and Exceptional Value.

ACE Studios plans to launch with the following clothing:

Men’s Suits: ACE Studios will design and sell luxury and performance suits at one-third to one-half the typical price of its wholesale competitors and at a lower price than its direct to consumer competitors. While most wholesale brand suits retail for $700 to $1,200 and direct to consumer brand suits retail for $495 to $900, we will start at $295. We will offer two fits: Tailored and Slim. We will use one of the best Italian mills for our suits priced $395 and above, while we will use one of the best European mills for our suits priced at $295. We will use European manufacturers who also make for the leading menswear luxury brands in the world.

Men’s Dress Shirts: ACE Studios will design and sell luxury and performance dress shirts at one-third to one-half the typical price of its wholesale competitors and at a lower price than its direct to consumer competitors. While most wholesale brand dress shirts retail for $100 to $150 and direct to consumer brand suits retail for $75 to $125, we will start at $55. We will offer three fits: Tailored, Slim and Extra Slim. We will use one of the best Italian mills for one of our dress shirts priced $65 and above, while we will use one of the best Asian, Indian and European mills for our dress shirts priced at $55. We will use European manufacturers who also make for the leading menswear luxury brands in the world.

20

Men’s Luxury Performance Tees and Polos: ACE Studios will design and sell luxury performance tees and polos at one-half the typical price of its wholesale competitors and at a lower price than its direct to consumer competitors. While most wholesale brand luxury performance tees and polos retail for $125 to $175 and direct to consumer brand suits retail for $125+, we will start at $89. We will use one of the best boutique specialty vertically integrated knit operation in the world, which is located in Europe. They only make for the most luxurious brands in the world, and they specialize on superior fabrications and weaving.

Men’s Casual Pants: ACE Studios will design and sell luxury 5 pocket and Chinos at one-third to one-half the typical price of its wholesale competitors and at a lower price than its direct to consumer competitors. While most wholesale brand luxury 5 pocket and Chinos retail for $185 to $250 and direct to consumer brand suits retail for $125+, we will retail at $89 to $109. We will use one of the best cotton and linen Italian mills in the world. We will use European manufacturers who also make for the leading menswear luxury brands in the world.

Market

While the entire adult population of the United States are prospective purchasers of our products, our target market includes college-educated younger professionals with higher levels of discretionary income. The company’s targeted market includes men 21 years and older who are comfortable with purchasing apparel and accessories online. We believe that our typical customers have an average age of 30 and an average household income of $58,000. Additionally, we believe 75% are college educated and 60% are single.

According to a report by Euromonitor International from 2017, the global menswear market was valued at $429 billion for the year 2017, and is expected to grow 2.3% annually to $460 billion in year 2020. While menswear designer apparel was a $29 billion market in 2015 that is expected to grow 14% annually to $33 billion by 2020.

Design and Development

Our products are designed at the company’s headquarters in Los Angeles. Currently, one employee is engaged in analyzing trends, markets, and social media, utilizing historical data and industry tools to identify essential styles. This employee has built a men’s tailored clothing company before. The time taken to design new styles is generally several weeks. After design, we create multiple samples to try-on for fit, design, wearability and quality. The sampling process takes approximately one to two months based on the number and difficulty of changes.

We will then place a minimum viable order quantity to test on our website to determine actual demand. We will be able to determine actual demand by launching paid (Facebook, Google, Affiliate, etc.) and unpaid (Email, PR outreach, etc.) marketing campaigns that drive traffic at specific products. This will allow us to determine, in a relatively short period of time, how a product performs compared to our expectations. The replenishment program will start immediately after the product passes the test phase. Using tools such as Google Analytics and RJ Metrics to analyze real-time sales data by size and color, we will be able to determine precise re-order quantities.

Product Suppliers

We will work with a variety of mills and apparel manufacturers in North America, Europe, and Asia. We will choose the mills and suppliers based on delivering the best product first and foremost. Often times, a product will have multiple inputs that come from different regions of the world. These lead times are accounted for when determining costs, retail pricing, launch timing and replenishment.

When deciding which factory to source a specific product from, we take into account the following factors:

-	Quality of the fabrics, including it’s performance and luxury aspects
-	Quality of the cut and sew, plus the trim quality
-	Cost of garment
-	Retail price for end consumer
-	Production time

21

-	Replenishment process and timing
-	Minimum order quantity
-	Shipping/delivery time

By taking all of these into consideration, we can focus on making sure we only have the most in-demand and highest quality products available for sale to our customer at the best price and most sustainable margin for our business.

Marketing

Acquisition Marketing

ACE Studios will advertise through multiple online channels, using the knowledge of the DSTLD marketing team. The channels are composed of the following:

Paid Social Media Marketing: This will be our primarily acquisition channel, and it is composed almost entirely of paid Facebook and Instagram marketing.

Social Media Marketing: We will leverage the followers on our Instagram and Facebook accounts to make regular posts highlighting new products, brand stories, and other topics and images we deem “in brand”.

Email Marketing: We will leverage an email platform that allows us to send out a variety of promotional, transactional, and retargeting emails, with the main goal of driving increased site traffic and purchases. Promotional emails are typically focused around new product launches and style lookbooks; transactional emails are usually one-time sends to users/customers based on their interaction with the site (e.g. New User Sign Up, Purchase Follow Up, etc.); examples of retargeting emails are abandoned cart email, browse abandoned email, recommended product to buy email, and inventory back in stock email.

Retargeting: We will engage the services of certain Retargeting engines that allow us to dynamically target our visitors on 3rd party websites via banner/content ads, such as CNN.com and Yahoo.com.

Content Marketing: We will use content marketing platforms that allow us to serve up native ads in the form of articles promoting our brand story and specific products.

Search Engine Optimization: This is the process of maximizing the number of visitors to our website by increasing our rankings in the search results on the Google, Bing, and Yahoo search engines. This is done by optimizing 1) our onsite content, by making sure our pages, titles, tags, links, and blog content is structured to increase our search results on certain keywords, and 2) our offsite content, which is the number of external websites linking to our website, usually through press articles and other advertising channels.

Podcasts/Radio: We will test advertising on podcasts and terrestrial radio, where we have seen a great deal of success via certain shows and networks.

Print Advertising: Periodically we may place print advertisements in magazines and also purchase billboards in major metropolitan areas to drive increased site traffic and brand awareness.

Retail Stores: We will follow DSTLD’s path regarding retail stores. DSTLD has successfully started to launch retail stores in major metropolitan areas where customers can touch, feel, and try on our product. These are exclusively “try on only” experiences and customers must still navigate to our website to make a purchase. We will plan to leverage DSTLD’s retail footprint by launching multi-brand stores where ACE Studios and DSTLD product can be sold in the same location. This will allow us to cut down on fixed costs and maximize sales per square foot. In larger metropolitan areas, we will have separate ACE Studios and DSTLD mono brand stores but in the same complex/area, allowing us to negotiate rates with one landlord and also share set up and logistical costs across two locations.

Public Relations

To generate ongoing organic and word-of-mouth awareness, we will work with print and online media outlets to announce new products and develop timely news stories. We will regularly be in contact with the top fashion, business, and tech writers in order to capitalize on celebrity fashion features, e-commerce trend pieces, or general brand awareness articles. We will leverage DSTLD’s full-time, in-house publicist and we will also utilize outside agencies from time to time. Several times a year, we will visit the major fashion, tech, and news outlets in New York City in order to keep them up to date on our latest launches and any relevant company developments. We will also consistently host local Los Angeles press at our office space.

22

Instagram and Influencer Marketing

Instagram and influencer marketing will be one of the largest initiatives for us. On a daily basis, we will reach out to and expect to receive requests from tastemakers in fashion, lifestyle, and photography. We will develop a certain set of criteria for working with influencers (i.e. engagement level, aesthetic, audience demographic) that will enable us to garner impactful impressions. Our focus will not be on the size of an account, but rather on creating organic relationships with influencers who are excited to tell our story. While most of our collaborations will be compensated solely through product gifts, we will also offer an affiliate commission of up to 20% through the influencer platform rewardStyle, which is the parent company of LiketoKnow.it, the first influencer platform to make Instagram shoppable (users receive an email directly to their inbox with complete outfit details when they “Like” a photo with LiketoKnow.it technology).

Celebrity Gifting

We will approach celebrity gifting in a strategic, discerning manner.

Referral Marketing

ACE Studios will employ a rewards-based Share + Earn program to encourage customers to refer friends. When a customer refers a friend, that friend will receive $20 off his or her first purchase, and the referrer will receive $20 off his or her next purchase when that friend places an order with ACE Studios.

Distribution

Our products will be sold solely online, through our website. Our website is built on a custom Ruby on Rails platform with Spree (Ruby Gem) backend. Our website can be accessed via desktop, tablet or smartphone. We forgo the middlemen (department stores and boutiques) to offer luxury and performance tailored apparel at or about 1/3 the traditional retail price.

We plan to offer our product for sale on a crowdfunding platform (such as KickStarter, Indiegogo, etc.), which has historically been a great way to increase brand awareness and acquire new customers.

All of our sellable product is stored with our Third Party Logistics (3PL) company, Newgistics, in their Commerce, CA distribution facility. In addition to storing our product, they are also responsible for receiving and processing new product deliveries, processing and shipping outbound orders, and processing and shipping customer returns.

We offer free shipping to all of our customers in the United States. We also offer customers the option to upgrade to Ground Shipping or 2-Day Shipping for an additional cost.

Competition

We face direct competition from other digitally competent, vertically integrated brands such as IndoChino, Suit Supply, Bonobos, Combat Gent, and Charles Tyrwhitt.

Suit Supply is the most direct analogue in terms of product/market fit. The price point and positioning is similar and they, like ACE Studios, do not put products on sale at the end of a season in order to make room for a new collection/seasons, which is brand positioning usually reserved for luxury brands at the top end of the market.

Some of these brands market themselves as full price and do several sales per year.

All of these companies use digital paid acquisition as a primary driver of their businesses and have in depth competency in digital marketing and brand. Some of them also have meaningful store footprints.

More broadly, there are many competitors in the highly fragmented tailored apparel category. Most of these brands are traditional wholesale brands, which include brands like Ted Baker, Canali, Peter Millar, J.Crew, Hugo Boss, Hickey Freeman, Ralph Lauren, which all compete for Ace Studio’s wallet share at our affordable price point.

Customers

As of July 2018, the brand has not launched and therefore has not yet acquired customers.

Employees

As of June 2018, the Ace Studios brand has one full time employee working at the Denim.LA, Inc. headquarters in Los Angeles, CA. This current employee is responsible for sourcing and product development. As we get close to launching and post-launch, we will utilize the DSTLD brand Marketing, Customer Service, Finance and Operations and Technology teams.

23

THE COMPANY’S PROPERTY

We currently lease our premises and own no significant plant or equipment. As of July 2018, our team was split between an office in Hollywood (Los Angeles), CA and in Downtown Los Angeles, CA. The Hollywood location is month-to-month, and is where the entire company works out of, except our product team. The product team is located in the office in Downtown.

Warehousing of finished product is done by our third-party logistics provider, Newgistics, at their facilities in Commerce, CA. All outbound orders and returns are processed at the Newgistics facility.

All of our production is done by third-party suppliers that operate in the United States, Europe, and Asia. We do not directly manage production in factories, and do not own or operate any production facilities.

24

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

Our 2016 net revenues were $2,500,306 compared with 2017 net revenues of $3,849,646, while our gross profit was $958,642 (38.3% gross margin) in 2016 and $1,590,115 (41.3% gross margin) in 2017. This represents a 54% increase in net revenue and a 65.8% increase in gross profit from 2016 to 2017.

The increase in our net revenue and gross profit was driven by four main areas:

•	Increased AOV as we introduced new product categories with higher margins and retail price
•	Onboarding of new suppliers, which allowed us to grow inventory levels and be in stock with more items
•	Increased marketing spend to acquire new customers
•	More repeat purchases from our existing customer base

In 2016, we made a decision to stop working with our largest supplier and move to new suppliers that were able to get us the payment terms to increase our inventory and be able to better finance our growth. Our current vendor base, which supported our growth in 2017, includes vendors that give us net 60-90 payment terms and allow us to expand into new product categories and grow existing key categories such as denim and outerwear.

Our focus in 2018 has been to onboard additional suppliers that can support our growth by providing high quality goods at competitive prices, with the appropriate credit terms to allow us to scale even more rapidly. Additionally, we have designed a new vendor quality control process to inspect all inbound product deliveries for quality, finishing, and fit issues. This will result in decreased product returns and increased customer satisfaction. Finally, the company has made four new additional hires for the product team: Production Director, Sourcing Manager, Technical Designer, and Product Team Assistant. We anticipate these hires will result in an expansion of our product offering, higher quality products, and faster speed to market, all of which will help the company grow net revenues and gross profit in 2018.

The company’s operating expenses consist of payroll, marketing, fulfillment, technology, professional services, and general and administrative costs. These were $3,065,836 in 2016 and $4,510,435 in 2017, an increase of 47%, with payroll (excluding retail) growing from $1,008,590 in 2016 to $1,324,415 in 2017, a 31% increase, advertising spend (including retail stores described above) growing from $1,143,208 in 2016 to $1,718,106 in 2017, a 50% increase, and general and administrative costs growing from $778,404 in 2016 to $1,280,149 in 2017, a 64% increase. We also spent $135,634 in 2016 and $187,765 in 2017 in legal, accounting, and professional fees related to the ongoing operation of the business and undertaking offerings of securities under Regulation A.

25

The primary components of the increase in payroll expenses were driven by the following factors:

●	We grew our marketing team to four full time resources to help with customer acquisition, marketing materials, and enhanced site content.
●	We hired a full time production manager in 2017 and hired a product team assistant and technical designer in Q1 2017.

Payroll expenses grew at a lower rate than gross profit, signifying an increase in the efficiency of our team.

The primary components of the increase in advertising were driven by:

•	Increased spend across online and offline marketing channels, including Facebook, Instagram, Print Ads, Google, and our retail stores, which resulted in over 26,000 new customers acquired and over 43,000 purchases made in 2017, versus 16,000 new customers acquired and over 30,000 purchases made in 2016.
•	Despite the increase in advertising, our blended CPA (cost per acquisition), went from $37 in 2016 to $31 in 2017, due to an increase in ad spend efficiency from a larger marketing team, along with high repeat purchase rates.
•	Our new customer cost per acquisition also improved, from approximately $70 per customer in 2016 to approximately $52 per customer in 2017.

The primary components of the increase in general and administrative expenses were driven by:

•	General overhead such as software subscriptions, office expenses, supplies, legal, product samples, and photoshoots, which grew from $150,223 in 2016 to $310, 976 in 2017.
•	Product development costs related to the launching of new styles and categories

Overall, we have been able to grow our gross profit year-over-year while keeping non-variable costs such as payroll and overhead down.

Our net loss for 2016 was $2,260,910 while our net loss for 2017 was $3,287,809, representing an increase of 45%. This loss was mostly related to increased financing costs, overhead, and payroll. The financing costs were related to ensuring the company had enough capital resources to invest in growth over the next 3-5 years. The overhead and payroll increases were directly related to our ability to build an organization that can sustain growth and increased revenue numbers in 2018 and 2019.

Our goal in 2018 is to improve product offering and quality, while also acquiring customers via efficient marketing spend.

In the marketing function we plan to focus our marketing and advertising resources on growing the acquisition channels that performed best for us in 2017. These include focusing more of our team’s efforts in managing and optimizing acquisition marketing such as paid social media marketing, email, and content marketing. Customer data analytics have become a key component in how we run our marketing organization. We have continued to make improvements and hires in this area, which will result in more efficient marketing spend as we seek to acquire customers via various acquisition channels both online and offline.

26

Our product team has been tasked with growing our product range, quality, and margin by sourcing new vendors and driving our existing vendors to decrease cost and production time. We currently rely on two main suppliers for the majority of our production, but we plan to onboard more as we grow inventory and product categories. As we test new products and categories, we aim to minimize financial risk and speed to market by ordering from more local and/or boutique manufacturers who are able to turn new products in faster times, in addition to our current suppliers in Asia and Europe. As we find new categories that work for us, we will then focus on optimizing these for growth by working with factories to decrease cost as we grow the total number of units we plan to order.

In 2017, we onboarded four new customer service resources which enabled us to provide near round-the-clock support and launch live chat on mobile and desktop. Customer services continues to be a main focus for the business as we seek to provide our customers with the same level of responsive and service as they are able to get in luxury brick and mortar stores. We plan to continue this focus in 2018, which will include onboarding one-two more customer service representatives and expanding customer-facing and back-office technical enhancements which will improve our team’s efficiency and allow them to service customers better and faster.

Liquidity and Capital Resources

As of December 31, 2017, the company held $346,900 in cash, $991,987 in finished goods and $103,207 in other current assets, and $864,960 in accounts payable and $522,126 in other current liabilities. This is compared with December 31, 2016, where the company held $179,012 in cash, $833,434 in finished goods and $78,907 in other current assets, and $1,276,817 in accounts payable and $1,210,115 in other current liabilities, $455,152 of which was the balance due on the Continental Business Credit revolving inventory loan. The decrease in Accounts Payable was due to the fact that the Company spent Q4 of 2017 switching manufacturers, which resulted in a necessary decrease in credit limit as we ramped up production and orders with new manufacturers. Overall, this demonstrates an improved financial position of the company with positive working capital of $55,008 as of December 31,2017 compared to a working capital deficit of $1,395,579 at December 31, 2016.

$15mm Convertible Note

In 2015, the company authorized the issuance of a $15mm convertible note. Through May 2016, the company raised $951,081 via this note, which converted into equity on September 12, 2016 as a part of the Regulation A (Tier 2) (“Regulation A+”) financing round.

Regulation A+ Financing

In June 2017, the company closed its first Regulation A+ financing round, which was qualified by the SEC on June 22, 2016 (File number 024-10535) with gross proceeds of $1,760,381 raised through a combination of SI Securities, LLC and direct investments. As a part of this offering, the company also paid $126,332.72 in sales commissions to SI Securities, LLC, which represents 7.5% of the total amount placed by SI Securities, LLC. The company also issued to SI Securities, LLC 175,596 warrants with an exercise price of $0.48, representing 5% of the total shares placed by SI Securities, LLC in this round.

The company completed a second Regulation A+ financing round on May 4, 2018, which was qualified by the SEC on September 7, 2017 (File number 024-10718). The company was qualified to sell up to 20,000,000 shares of its Series A-2 Preferred Stock in the offering. As of the final close, the company sold 5,932,732 shares at a price of $0.50 per share, resulting in gross proceeds of $2,966,371.

The offering was conducted through the SI Securities, LLC online investment portal, and sales were executed through SI Securities, LLC (CRD#: 170937). As a part of this offering, the company also paid $222,678 in sales commissions to SI Securities, LLC, which represents 7.5% of the total amount raised. The company also issued to SI Securities, LLC 296,637 warrants with an exercise price of $0.50, representing 5% of the total shares raised in this round.

Professional fees, including legal and accounting services, amounted to approximately $18,000. The resulting net proceeds to the company from the offering is approximately $2,725,693.

27

Regulation CF Financing

In June 2018, the company opened its first Regulation CF financing round via the Start Engine portal. The company was qualified to sell up to 2,000,000 shres of its Series CF Preferred Stock in the offering. The company closed its round on August 15, 2018, selling XXX,XXX shares at a price of $0.52 per share, resulting in gross proceeds of $XXX,XXX.

The offering was conducted through the Start Engine online investment portal. As a part of this offering, the company paid $XX,XXX in sales commissions to Start Engine, which represents 5% of the total amount raised.

Professional fees, including legal and accounting services, amounted to approximately $12,000. The resulting net proceeds to the company from the offering is approximately $XXX,XXX.

Loan from Continental Business Credit

On May 18, 2016, the company closed on a loan with MBMJ Capital LLC, doing business as Continental Business Credit. The loan agreement included a revolving inventory line of credit and term loan. The revolving line of credit would allow the company to borrow up to 50% of the book value of all eligible inventory in its possession up to $1,000,000 at 11.50% in excess of the Prime Rate per annum. The balance of the loan was paid down daily with proceeds from the sale of inventory. This loan contained an early termination fee of $40,000.

The term loan was paid down in December 2016 and the revolving inventory loan was paid down in March 2017 via the proceeds from the Black Oak Capital loan. As a result of paying down this loan early, we were required to pay the early termination fee of $40,000.

Loan from Black Oak Capital

On March 10, 2017, the company closed a loan agreement with bocm3-DSTLD-Senior Debt, LLC (Black Oak Capital). The loan is up to $4,000,000, which is to be used to refinance the existing debt from Continental Business Credit and to provide working capital to maintain and expand DSTLD’s business. Black Oak Capital requires interest only payments at 12.50% per annum, along with a management fee, monthly for three years until March 10, 2021 when the entire principal of the loan is due. As of June 30, 2018, the company had an outstanding balance of $4,000,000 of this loan.

As a part of this loan, the company has authorized the issuance to Black Oak Capital of warrants to purchase at an exercise price of $0.16, the company’s common stock representing 1% of the capital stock of the company on a fully diluted basis for each $1 million loaned to the company, up to $4 million.

Related Party Loans Receivable

The company has loaned funds to Corey Epstein and Mark Lynn throughout the life of the business, which amounted to $406,400 as of December 31, 2017. These amounts are offset by backpay owed to Corey Epstein and Mark Lynn, which amounted to $430,568 as of December 31, 2017.

Trend Information

The company’s main focus over the next year is to continue to grow our product range across the DSTLD and ACE Studios brands and optimize our existing best sellers so that we can increase AOV, repeat customer purchase rate, and gross profit. AOV for DSTLD in 2016 was $110 and in 2017 was $125, a 14% increase year over year. Repeat customer sales was flat at 44% YoY, which is a great trend as we have grown our customer base by nearly 100% YoY, yet still was able to attract more repeat customers to buy despite a larger base. We believe that a large and more efficient product matrix coupled with a manufacturing partnership that will help us finance our growth will help lead to higher AOV and higher repeat customer revenues in 2018.

Additionally, the company plans to improve product quality and selection, by having a more responsive and efficient supply chain. We aim to produce the highest quality garments for the most competitive price in order to pass the savings onto our clients. With that in mind, we will spend the majority of 2018 focused on building relationships with new factories and manufacturers across the globe, that will be able to not only produce our best-selling products, but also help us expand into new product styles and categories. Finally, quality control will be a continued focused for the company, as we seek to build best in class quality control and production capabilities, ensuring that only the best and highest quality products end up in the hands of our customers.

28

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office
Executive Officers
Mark Lynn	Co-CEO	34	Indefinite, appointed September 2013
Corey Epstein	Co-CEO	33	Indefinite, appointed September 2013
Kevin Morris	CFO	35	Indefinite, appointed July 2014
John Davis	COO	45	Indefinite, appointed April 2018
Directors
Mark Lynn	Co-CEO	34	Indefinite, appointed September 2013
Corey Epstein	Co-CEO	33	Indefinite, appointed September 2013
John Tomich	Director	47	Indefinite, appointed September 2013
Trevor Pettennude	Director	51	Indefinite, appointed October 2014
Geoff McFarlane	Director	35	Indefinite, appointed July 2018

Corey Epstein

Corey Epstein is currently our Co-CEO and Creative Director. He has served in that position for over 4 years, from August 2012 to the present date. Prior to founding the company he was a Senior Consultant with Deloitte Consulting from August 2011 to October 2012, and led technology transformation initiatives at clients in the Pharmaceuticals, Chemical Distribution, and Video Games industries, primarily focused around Talent Strategy and Analytics, Global Training Programs, and Change Management programs. Prior to getting his MBA from UCLA in 2009-2011, Corey led a marketing and web consulting business, serving 100s of clients across all industries, implementing branding, design, development, and strategy projects. He also holds a BBA from Loyola Marymount University with a focus in Business Law where he was the program scholar.

Mark Lynn

Mark T. Lynn is currently our Co-Chief Executive Officer. He has served in that position for over three years, from September 2013 to the present. Prior to joining us, until September 2011 he was Co-Founder of WINC, a direct to consumer e-commerce company which was then the fastest growing winery in the world, backed by Bessemer Venture Partners. Prior to Club W, Mark co-founded a digital payments company that was sold in 2011. Mark holds a digital marketing certificate from Harvard Business School's Executive Education Program.

29

Kevin Morris

Kevin is currently the CFO of DSTLD, and manages the company’s finances, operations, and customer analytics. He was formerly (from July 2014 to January 2016) a consultant to the company and became an employee in February 2016. Kevin is originally from Huntington Beach, California and received his bachelors in Applied Mathematics and Computer Science from the University of California, Berkeley. Upon graduation, he worked at Deloitte Consulting where he specialized in technical integrations and strategy. After attending the UCLA Anderson Graduate School of Management where he received his MBA, he worked for American Airlines as the head of pricing strategy for ancillary products and for the airline’s Asia-Pacific network. With a strong desire to work in the apparel industry, Kevin worked as the Vice-President of Sales for an Adidas licensee from February 2013 to June 2014, overseeing the global sales and marketing strategy for multiple Adidas sports categories.

John “Hil” Davis

Hil is a financial professional as well as an entrepreneur. Hil joined DSTLD in early 2018 to help optimize the supply chain and launch Habit Suits on the d. BRANDS platform. Mr. Davis founded J. Hilburn in 2007 and served as its CEO until leaving in late 2013. J. Hilburn is a men’s custom clothing company that utilizes a direct sales force and had revenues of $55 million in 2014. J. Hilburn was recognized on the Inc. 5000 list of fastest growing companies at #221 in 2012 and #665 in 2013. In 2012, J. Hilburn was also named one of Forbes America’s Most Promising Companies and Esquire’s Best Dress Shirt.

Prior to founding J. Hilburn, Mr. Davis was an equity research analyst covering consumer and luxury publicly traded companies at Thomas Weisel Partners, SunTrust Robinson Humphrey and Citadel Investment Group. During that time, he spent one year running Investor Relations at Brinker International, a ca. $2 billion market capitalization restaurant company that owns Chili's. While at Brinker, he was instrumental in the CEO winning the IR All Star Award, awarded by IR Magazine. Mr. Davis graduated from Rhodes College with a BA in Sociology and Anthropology.

John Tomich

John Tomich became a director in September 2013. John co-founded Onestop Internet in 2004 and served as the company's CEO until July 2015. Prior to Onestop, John was a Senior Associate at Shelter Capital Partners, a Los Angeles-based $200 million venture capital fund, focused on early stage investments in technology and technology-enabled companies in the Southern California area, principally in the media, wireless/communication, enterprise software, and semiconductor industries. Prior to joining Shelter, John worked as Vice President, Client Services for iXL, a leading Internet services company which provided Internet strategy consulting and comprehensive Internet-based solutions to Fortune 500 companies and other corporate users of information technology. After a series of acquisitions, it is now part of the Razorfish agency, owned by Publicis Groupe.

Trevor Pettennude

Trevor Pettennude is a seasoned financial services executive. In 2013 Trevor became the CEO of 360 Mortgage Group, where he oversees a team of 70 people generating over $1 billion of annual loan volume. Trevor is also the founder and principal of Banctek Solutions, a global merchant service company which was launched in 2009 and which processes over $300 million of volume annually.

Geoff McFarlane

A serial entrepreneur, Geoff’s versatile background has allowed him to be a successful founder, executive, and advisor for a wide variety of companies. He was founder and CEO of a restaurant and hotel group with seven locations and over 200 employees, where he fell in love with food and wine.

In mid-2011 Geoff co-Founded Winc to make the wine experience better. In 2018, Geoff became the CEO and implemented the strategy for Winc to become a vertically integrated winery producing, branding, and marketing delicious wines at fantastic values. Winc has grown to over 100 employees and is poised for high growth for years to come. It has raised over $40MM in capital from top venture capital firms such as Bessemer Ventures.

30

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Through December 31, 2017, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)*	Total Compensation ($)
Mark Lynn	co-CEO	$100,000	$0	$100,000
Corey Epstein	co-CEO	$100,000	$0	$100,000
Kevin Morris	CFO	$140,000	$0	$140,000

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

In April 2018, we increased the cash compensation of Mark Lynn and Kevin Morris to $162,500. We alsio increased the cash compensation of Corey Epstein to $110,000. Additionally, we added John Davis as our COO, with a cash compensation of $180,000.

*In May 2018, the board authorized the following stock option grants for our directors and executive officers, with the options being exercisable at the fair market value of the shares as of that date:

Name	Capacities in which compensation was received	Options Granted
Mark Lynn	co-CEO	100,000
Corey Epstein	co-CEO	100,000
Kevin Morris	CFO	500,000
John Davis	COO	4,000,000
Trevor Pettennude	Director	50,000
John Tomich	Director	50,000
Geoff McFarlane	Director	100,000

31

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Mark T Lynn, 375 N. La Cienega Blvd, #216, West Hollywood, CA 90048	2,688,889 shares held directly	5,161,111.00 shares available from issued stock options that will have vested by June 2018	75.64%
Common Stock	Corey Epstein, 375 N. La Cienega Blvd, West Hollywood, CA 90048	6,050,000 shares held directly	1,800,000 shares available from issued stock options that will have vested by June 2018	75.64%
Common Stock	Trevor Pettennude, 919 Vine Street, Denver, CO 80206	0 shares directly held	870,000 shares available from issued stock options that will have vested by June 2018	8.38%
Common Stock	Kevin Morris 2231 Camden Avenue, Los Angeles, CA 90064	0 shares directly held	1,936,728 shares available from issued stock options that will have vested by June 2018	18.66%
Common Stock	John Davis 13450 Waterside Dr Malakoff, TX 75148	0 shares directly held	0 shares available from issued stock options that will have vested by June 2018	0%
Common Stock	Geoff McFarlane 2405 Clark Ave Los Angeles, CA 90291	0 shares directly held	0 shares available from issued stock options that will have vested by June 2018	0%
Common Stock	John Tomich 615 South Arden Blvd Los Angeles, CA 90005	0 shares directly held	846,541 shares available from issued stock options that will have vested by June 2018	8.15%
Series Seed Preferred Stock	Corey Epstein, 375 N. La Cienega Blvd, West Hollywood, CA 90048	617,122 shares directly held	N/A	2.97%
Series Seed Preferred Stock	Trevor Pettennude, 919 Vine Street, Denver, CO 80206	3,862,737 shares held through Zillion, LLC	N/A	18.65%

Amount are as of June 30, 2018. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

32

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Banctek Solutions

We use Banctek Solutions, a registered independent sales organization (ISO) of FirstData as our back-end payment processor. Trevor Pettennude is majority owner of Banctek Solutions. We started to use Banctek Solutions services prior to Mr. Pettennude’s involvements with the company.

Related Party Loans Receivable and Employee Backpay

The company has loaned funds to Corey Epstein and Mark Lynn throughout the life of the business, which amounted to $406,400 as of December 31, 2017. These loans are payable on demand and do not bear interest.

Corey Epstein and Mark Lynn have deferred their salary during portions of 2014-2016. Such amount payable as of December 31, 2017 was $430,568, a decrease of $40,465 as the company began making efforts to reduce this backpay amount in 2017.

In 2018, both Corey Epstein and Mark Lynn have agreed to net the outstanding balances due against back pay owed in order to settle both the loans receivable and back pay. These agreements are in the process of being formalized.

Officer stock issuance and promissory note

On October 14, 2013, the company issued 2,688,889 shares of $0.0001 par common stock at a price of $0.09 per share to an officer of the company under a restricted stock purchase agreement. The company determined the fair value per share at the issuance date was $0.15 per share. The shares were subject to vesting provisions where 268,889 shares vested immediately upon issuance, and the remaining 2,420,000 shares vested prorata over a period of 36 months (67,222 shares per month). All shares have vested as of December 31, 2016, with all related expense being recorded prior to 2016.

The company also approved the issuance of $70,000 of loans to this officer. This note has not been drawn upon to date.

33

SECURITIES BEING OFFERED

General

The company is offering Series A-3 Preferred Stock to investors in this offering. The Series A-3 Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. As such, the company is qualifying up to 30,000,000 shares of Series A-3 Preferred Stock and up to 30,000,000 shares of Common Stock under this Offering Statement, of which this Offering Circular is part.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of Common Stock, $0.0001 par value per share, and 87,690,900 shares of Preferred Stock, $0.0001 par value per share. The shares of Preferred Stock are designated as Series Seed Preferred Stock, Series A Preferred Stock, Series A-2 Preferred Stock, Series CF Preferred Stock, and Series A-3 Preferred Stock.

Series A-3 Preferred Stock

General

The company has the authority to issue 30,000,000 shares of Preferred Stock designated as “Series A-3 Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series A-3 Preferred Stock first receive, simultaneously with the holders of the Series CF Preferred Stock, the Series A-2 Preferred Stock, the Series A Preferred Stock and Series Seed Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series A-3 Preferred Stock in an amount at least equal to:

34

●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A-3 Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

o	The number of shares of Common Stock issuable upon conversion of a share Series A-3 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series A-3 Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series A-3 Original Price ($0.53 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

The Series A-3 Preferred Stock is non-voting except as required under law. Generally, this means that the holders of Series A-3 Preferred Stock may vote if any proposed amendments to the powers, preferences or special rights of the Series A-3 Preferred Stock would affect the holders of the Series A-3 Preferred Stock adversely, but will not adversely affect the holders of other series of Preferred Stock.

35

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series A-3 Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series A-3 Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series A-3 Original Issue Price by the Series A-3 Conversion Price (originally $0.53 per share). The Series A-3 Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

Anti-Dilution Rights

Holders of Series A-3 Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A-3 Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series A-3 Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Series CF Preferred Stock

General

The company has the authority to issue 2,000,000 shares of Preferred Stock designated as “Series CF Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series CF Preferred Stock first receive, simultaneously with the holders of the Series A-3 Preferred Stock, the Series A-2 Preferred Stock, the Series A Preferred Stock and Series Seed Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series CF Preferred Stock in an amount at least equal to:

36

●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series CF Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

o	The number of shares of Common Stock issuable upon conversion of a share Series CF Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series CF Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series CF Original Price ($0.52 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

The Series CF Preferred Stock is non-voting except as required under law. Generally, this means that the holders of Series CF Preferred Stock may vote if any proposed amendments to the powers, preferences or special rights of the Series CF Preferred Stock would affect the holders of the Series CF Preferred Stock adversely, but will not adversely affect the holders of other series of Preferred Stock.

37

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series CF Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series CF Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series CF Original Issue Price by the Series CF Conversion Price (originally $0.52 per share). The Series CF Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

Anti-Dilution Rights

Holders of Series CF Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series CF Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series CF Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Series A-2 Preferred Stock

General

The company has the authority to issue 20,000,000 shares of Preferred Stock designated as “Series A-2 Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series A-2 Preferred Stock first receive, simultaneously with the holders of the Series A-3 Preferred Stock, Series CF Preferred Stock, Series A Preferred Stock and Series Seed Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series A-2 Preferred Stock in an amount at least equal to:

●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A-2 Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

38

o	The number of shares of Common Stock issuable upon conversion of a share Series A-2 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series A-2 Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series A-2 Original Price ($0.50 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

The Series A-2 Preferred Stock is non-voting except as required under law. Generally, this means that the holders of Series A-2 Preferred Stock may vote if any proposed amendments to the powers, preferences or special rights of the Series A-2 Preferred Stock would affect the holders of the Series A-2 Preferred Stock adversely, but will not adversely affect the holders of other series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series A-2 Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series A-2 Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series A-2 Original Issue Price by the Series A Conversion Price (originally $0.50 per share). The Series A-2 Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

39

Anti-Dilution Rights

Holders of Series A-2 Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A-2 Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series A-2 Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Series A Preferred Stock

General

The company has the authority to issue 14,481,413 shares of Preferred Stock designated as “Series A Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series A Preferred Stock first receive, simultaneously with the holders of the Series A-3 Preferred Stock, Series CF Preferred Stock, Series A-2 Preferred Stock and Series Seed Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to:

●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

40

o	The number of shares of Common Stock issuable upon conversion of a share Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series A Original Price ($0.48 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

The Series A Preferred Stock is non-voting except as required under law. Generally, this means that the holders of Series A Preferred Stock may vote if any proposed amendments to the powers, preferences or special rights of the Series A Preferred Stock would affect the holders of the Series A Preferred Stock adversely, but will not adversely affect the holders of other series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series A Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series A Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series A Original Issue Price by the Series A Conversion Price (originally $0.48 per share). The Series A Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

41

Anti-Dilution Rights

Holders of Series A Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series A Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Series Seed Preferred Stock

General

The company has the authority to issue 20,714,518 shares of Preferred Stock designated as “Series Seed Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series Seed Preferred Stock first receive, simultaneously with the holders of Series A-3 Preferred Stock, Series CF Preferred Stock, Series A-2 Preferred Stock and Series A Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to:

●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Seed Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

o	The number of shares of Common Stock issuable upon conversion of a share Series Seed Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

42

●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series Seed Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series Seed Original Price ($0.271976161108161 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

On any matter presented to the stockholders of the company for their action or consideration each holder of Series Seed Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Shares of Series Seed Preferred Stock are convertible as of the record date. Except as provided in other provisions the holders of Series Seed Preferred Stock will vote together with the holder of Common Stock as a single class.

The holders of shares of Series Seed Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the company and the holder of shares of Common Stock not issued or issuable upon conversion of the Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of the company.

At any time when at least 5,300,000 shares of Series Seed Preferred Stock are outstanding, the company will not do any of the following without the written consent or affirmative vote of the holders of at least majority of the then outstanding shares of the Series Seed Preferred Stock:

●	Liquidate, dissolve or wind-up the business and affairs of the company, effect any merger or consolidation or any other Deemed Liquidation Event or any of the foregoing;

●	Amend, alter or repeal any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affect the rights, preferences of privileges of the Series Seed Preferred Stock;

43

●	Create or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series Seed Preferred Stock with respect to the distributions of assets on the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series Seed Preferred Stock of increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series Seed Preferred stock with the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption;

●	Reclassify, alter or amend any existing security of the company that is pari passu with the Series Seed Preferred stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series Seed Preferred Stock in respect of any such right, preference, or privilege or reclassify, alter or amend any existing security of the company that is junior to the Series Seed Preferred Stock in respect of the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption, if such reclassification, alteration or amendment would render such other security senior or pari passu with the Series Seed Preferred Stock in respect of any such right, preference or privilege;

●	Purchase or redeem or pay or declare any dividends or make any distribution on, any share of capital stock of the company other than (i) redemption of or dividends or distributions on the Series Seed Preferred Stock as expressly authorized in the [Amended and Restated Certificate of Incorporation], (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultant or other persons who performed services for the company or any subsidiary in connection with the cessation of such employment or service at either the original purchase price or the then-current fair market value or (iv) as approved by the Board of Directors; or

●	Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets of such subsidiary.

44

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series Seed Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series Seed Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series Seed Original Issue Price by the Series Seed Conversion Price ($0.271976161108161 per share).

Anti-Dilution Rights

Holders of Series Seed Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series Seed Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series Seed Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Common Stock

General

The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock.

Voting Rights

Holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of the Stockholders and written actions in lieu of meetings, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Right to Receive Liquidation Distributions

In any event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, after the payment of all preferential amounts required to paid to holders of Series Seed Preferred Stock, Series A Preferred Stock, Series A-2 Preferred Stock, Series CF Preferred Stock, and Series A-3 Preferred Stock, the remaining assets of the company available for distribution to its stockholders will be distributed among the holders of Common Stock on a pro rata basis by the number of shares held by each holder.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

45

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

Plan of Distribution

The company is offering a minimum of 377358 and up to 30,000,000 shares of Series A-3 Preferred Stock. The Series A-3 Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. As such, the company is qualifying up to 30,000,000 shares of Series A-3 Preferred Stock and up to 30,000,000 shares of Common Stock under this Offering Statement, of which this Offering Circular is part. The company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per Share
Public Offering Price	$0.53
Placement Agent Commissions	$0.03975
Proceeds, before expenses, to us	$0.49025

Bonus Shares

We are offering Bonus Shares to existing stockholders of the company on the following terms:

1)     Series Seed Shareholders

Any holder of the company’s Series Seed Preferred Stock who invests $49,999.67 (94339 shares) or more in this round, will receive 40% more shares of our Series A-3 Preferred Stock at no additional cost.

2)     Series A, Series A-2, Series CF Shareholders

Any holder of the company’s Series A, Series A-2, or Series CF Preferred Stock will receive 20% more shares of our Series A-3 Preferred Stock at no additional cost.

3)     Individual or entities that invest over $50,000 in this round

Any individual or entity that invests $49,999.67 (94339 shares) or more in this round will receive 20% more shares of our Series A-3 Preferred Stock at no additional cost.

Any Bonus Shares earned by the investor will be determined upon the receipt of the investor’s Subscription Agreement and will be delivered to the investor with the subscribed Series A-3 Preferred Stock upon the closing of this offering.

For the determination of eligible holders of our Series Seed, Series A, Series A-3, and Series CF, the record date for eligibility for the Bonus Shares will be [date].

We have not evaluated the tax consequences for investors receiving Bonus Shares.  Nothing in this Offering Circular should be construed as tax or investment advice.

46

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering.  SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. This fee will be refunded in the event the company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the Offering to assist with the placement of securities.

Selling Securityholders

No securities are being sold for the account of securityholders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series A-3 Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

47

The minimum investment in this offering is $1,499.90, or 2830 shares of Series A-3 Preferred Stock. Investors participating in the SeedInvest Auto Invest program have a lower investment minimum in this offering of $199.81, or 377 shares.

Investors will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Liquidity

The company has been moving aggressively to seek a liquidity option for its shareholders within 90 days of the closing of this offering. It is actively seeking options for a listing on one of two public exchanges.

The first option is an exchange listing of the company’s securities on the Alternative Investment Market (AIM), which is the London Stock Exchange’s international market for smaller growing companies. The company has engaged the services on an outside consultant, AIM Advisors, to help assist with this process. The company has conducted numerous business meetings with various law firms, brokers, and nominated advisors (Nomads) towards a potential direct listing on the market within 90 days of the closing of this offering. In order to successfully list on the AIM, any company must identify and appoint a Nomad who will help the company come to market. Additionally, a company should appoint one or multiple brokers to help market any newly issued securities to potential investors. The company and its senior executives have already held multiple meetings with various nomads and brokers, however, to date, it has yet to sign any contracts and has not formally applied to list on the AIM.

The second option is an exchange listing of the company’s securities on the OTCQX market. The company has conducted multiple meetings with the OTC Markets Group, which regulates and OTCQX market, in order to better understand the regulatory and reporting requirements of listing on this exchange. The company already meets many of the criteria to list on this exchange, which include: 1) having more than 50 beneficial shareholders, 2) audited financial statements by an auditor registered with the Public Company Accounting Oversight Board (PCAOB), 3) have a primary class of securities with a minimum bid price of $0.25, 4) have a market capitalization of at least $10 million, 5) have ongoing operations, and 6) not subject to any bankruptcy or reorganization proceedings. Additionally, the company has met with a number of banks that could act as broker-dealers in a potential listing on the OTCQX. At this point, the company has not formally applied to list on the OTCQX, nor has it signed any contracts with any potential broker-dealer.

48

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2017 AND 2016

Denim.LA, Inc.

Financial Statements

December 31, 2017 and 2016

49

DENIM.LA, INC.

TABLE OF CONTENTS

50

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Denim.LA, Inc.

Los Angeles, CA

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Denim.LA, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s net losses from inception, negative cash flow from operations, and lack of liquidity raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon

We have served as the Company’s auditor since 2018

Newport Beach, California
April 30, 2018

51

DENIM.LA, INC.
BALANCE SHEETS
As of December 31, 2017 and 2016

	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$346,900	$179,012
Other receivables	-	12,275
Inventory	991,987	833,434
Deferred offering costs	6,539	48,099
Prepaid expenses	96,668	18,533
Total Current Assets	1,442,094	1,091,353

Non-Current Assets:
Property and equipment, net	28,772	16,689
Software, net	-	9,603
Deposits	35,195	22,764
Total Non-Current Assets	63,967	49,056

TOTAL ASSETS	$1,506,061	$1,140,409

See accompanying notes to financial statements

52

DENIM.LA, INC.
BALANCE SHEETS
As of December 31, 2017 and 2016

	2017	2016

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities:
Current Liabilities:
Accounts payable	$864,960	$1,276,817
Accrued expenses	133,475	81,305
Deferred revenue	49,054	27,391
Reserve for returns	193,737	130,467
Other liabilities	89,849	86,485
Sales tax liability	11,843	21,586
Related party payable	20,000	23,000
Employee backpay - related party	24,168	111,306
Accrued interest payable	-	48,423
Business loan	-	455,152
Promissory notes payable - related parties	-	225,000
Total Current Liabilities	1,387,086	2,486,932
Long-Term Liabilities:
Venture debt, net of discount of $191,471 and $0, respectively	2,658,529	-
Total Liabilities	4,045,615	2,486,932

Commitments and contingencies (Note 10)

Stockholders' Deficit:
Series Seed convertible preferred stock, $0.0001 par, 20,714,518 shares authorized, 20,714,518 and 20,714,518 shares issued and outstanding at December 31, 2017 and 2016, respectively. Convertible into one share of common stock. Liquidation preference of $5,592,920 and $6,991,150 as of December 31, 2017 and 2016, respectively.	2,071	2,071
Series A convertible preferred stock, $0.0001 par, 14,481,413 shares authorized, 5,650,903 and 4,054,227 shares issued and outstanding at December 31, 2017 and 2016, respectively. Convertible into one share of common stock. Liquidation preference of $2,712,433 and $1,946,029 as of December 31 2017 and 2016, respectively.	565	405
Series A-2 convertible preferred stock, $0.0001 par, 20,000,000 shares authorized, 2,584,766 and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively. Convertible into one share of common stock. Liquidation preference of $1,292,383 and $0 as of December 31, 2017 and 2016, respectively.	258	-
Undesignated preferred stock, $0.0001 par, 804,069 and 0 shares authorized, 0 and 0 issued and outstanding as of December 31, 2017 and 2016, respectively.	-	-
Common Stock, $0.0001 par, 100,000,000 and 72,000,000 shares authorized, 10,377,615 and 10,377,615 shares issued and outstanding, respectively.	1,038	1,038
Additional paid-in capital	9,696,864	7,602,504
Capital contribution receivable	(2,154)	(2,154)
Accumulated deficit	(12,238,196)	(8,950,387)
Total Stockholders' Deficit	(2,539,554)	(1,346,523)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,506,061	$1,140,409

See accompanying notes to financial statements

53

DENIM.LA, INC.
STATEMENTS OF OPERATIONS
For the years ended December 31, 2017 and 2016

	2017	2016

Net revenues	$3,849,646	$2,500,306
Costs of net revenues	2,259,531	1,541,664
Gross Profit	1,590,115	958,642

Operating Expenses:
Sales and marketing	1,718,106	1,143,208
Compensation and benefits	1,324,415	1,008,590
General and administrative	1,280,149	778,404
Professional fees	187,765	135,634
Total Operating Expenses	4,510,435	3,065,836
	.	.
Loss from operations	(2,920,320)	(2,107,194)

Other Income (Expense):
Interest expense	(418,403)	(170,440)
Interest expense - beneficial conversion feature discount	-	(127,563)
Gain on forgiven debt	33,168	-
Non-operating income	18,546	145,087
Total Other Income (Expense)	(366,689)	(152,916)

Provision for Income Taxes	800	800

Net Loss	$(3,287,809)	$(2,260,910)

Weighted-average vested common shares outstanding
-Basic and Diluted	10,377,615	9,499,201
Net loss per common share
-Basic and Diluted	$(0.32)	$(0.24)

See accompanying notes to financial statements

54

DENIM.LA, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the years ended December 31, 2017 and 2016

	Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid- In Capital	Capital Contribution Receivable	Accumulated Deficit	Total Stockholders' Deficit

Balance at December 31, 2015	20,714,518	$2,071	-	$-	-	$-	9,396,362	$940	$5,621,436	$(2,154)	$(6,689,477)	$(1,067,184)

Stock-based compensation	-	-	-	-	-	-	-	-	160,215	-	-	160,215
Issuance of Series A preferred stock	-	-	2,072,822	207	-	-	-	-	994,228	-	-	994,435
Offering costs	-	-	-	-	-	-	-	-	(251,723)	-	-	(251,723)
Conversion of convertible notes payable	-	-	1,981,405	198	-	-	981,253	98	950,785	-	-	951,081
Beneficial conversion feature discount	-	-	-	-	-	-	-	-	127,563	-	-	127,563
Net loss	-	-	-	-	-	-	-	-	-	-	(2,260,910)	(2,260,910)
Balance at December 31, 2016	20,714,518	2,071	4,054,227	405	-	-	10,377,615	1,038	7,602,504	(2,154)	(8,950,387)	(1,346,523)

Stock-based compensation	-	-	-	-	-	-	-	-	177,975	-	-	177,975
Issuance of Series A preferred stock	-	-	1,596,676	160	-	-	-	-	765,786	-	-	765,946
Issuance of Series A-2 preferred stock	-	-	-	-	2,584,766	258	-	-	1,292,125	-	-	1,292,383
Offering costs	-	-	-	-	-	-	-	-	(330,093)	-	-	(330,093)
Fair value of warrant issuances	-	-	-	-	-	-	-	-	188,567	-	-	188,567
Net loss	-	-	-	-	-	-	-	-	-	-	(3,287,809)	(3,287,809)
Balance at December 31, 2017	20,714,518	$2,071	5,650,903	$565	2,584,766	$258	10,377,615	$1,038	$9,696,864	$(2,154)	$(12,238,196)	$(2,539,554)

Undesignated preferred stock had no activity or balances for the periods presented

See accompanying notes to financial statements

55

DENIM.LA, INC.
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2017 and 2016

	2017	2016
Cash Flows From Operating Activities
Net loss	$(3,287,809)	$(2,260,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,557	42,218
Stock-based compensation	177,975	160,215
Fair value of warrants issued for services	113,520	-
Gain on forgiven debt	(33,168)	-
Amortization of beneficial conversion feature discount	-	127,563
Amortization of loan discount	15,400	-
Amortization of loan fees	48,442	-
Changes in operating assets and liabilities:
(Increase)/Decrease in other receivable	12,275	1,458
(Increase)/Decrease in inventory	(158,552)	(516,404)
(Increase)/Decrease in prepaid expenses	(78,135)	(13,770)
Increase/(Decrease) in accounts payable	(378,691)	931,814
Increase/(Decrease) in accrued expenses	52,170	22,994
Increase/(Decrease) in deferred revenue	21,663	18,415
Increase/(Decrease) in reserve for returns	63,270	61,781
Increase/(Decrease) in other liabilities	3,364	17,790
Increase/(Decrease) in sales tax liability	(9,743)	(70,853)
Increase/(Decrease) in employee backpay - related party	(87,138)	(126,846)
Increase/(Decrease) in accrued interest payable	(38,800)	45,579
Net Cash Used In Operating Activities	(3,543,400)	(1,558,956)

Cash Flows From Investing Activities
Purchase of property and equipment	(23,038)	(8,327)
Deposits	(12,429)	-
Net Cash Used In Investing Activities	(35,467)	(8,327)

Cash Flows From Financing Activities
Advance from/(repayment to) related party	(3,000)	11,000
Proceeds from related party notes	-	140,000
Repayments on related party notes	(185,000)	(15,000)
Proceeds from issuance of Series A preferred stock	716,323	994,435
Proceeds from issuance of Series A-2 preferred stock	1,292,383	-
Offering costs	(291,298)	(299,822)
Proceeds from issuance of venture debt, net of fees	2,672,499	-
Repayments on short-term loan payable	-	(200,255)
Repayments on promissory note payable	-	(29,215)
Proceeds/(repayments) from/(on) business loan	(455,152)	455,152
Issuance of convertible notes payable	-	690,000
Net Cash Provided By Financing Activities	3,746,755	1,746,295

Net Change In Cash	167,888	179,012

Cash at Beginning of Year	179,012	-
Cash at End of Year	$346,900	$179,012

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$393,360	$124,861
Cash paid for income taxes	$800	$800

Supplemental Disclosure of Non-Cash Financing Activities
Conversion of convertible notes payable to Series A preferred stock and common stock	$-	$951,081
Conversion of notes payable and interest to Series A preferred stock	$49,623	$-
Relief of related party receivable with related party payable	$-	$46,636
Discount due to warrants and beneficial conversion feature	$56,970	$127,563
Warrants issued for offering costs	$18,077	$-

See accompanying notes to financial statements

56

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Denim.LA, Inc. (the “Company”), is a corporation organized September 17, 2012 under the laws of Delaware as a limited liability company under the name Denim.LA LLC. The Company converted to a Delaware corporation on January 30, 2013 and changed its name to Denim.LA, Inc. The Company does business under the name DSTLD. The Company sells premium denim and other products direct to consumers.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated profits since inception, has sustained net losses of $3,287,809 and $2,260,910 for the years ended December 31, 2017 and 2016, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2017 and 2016. The Company has historically lacked liquidity to satisfy obligations as they come due, and although the Company currently has positive working capital of $55,008, this is substantially due to the refinancing of debt obligations which are currently presented long-term. As of December 31, 2016, the Company had a working capital deficit of $1,395,579. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP").

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the reported results of operations. See additional information in Note 6.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. The Company’s cash balance of certain accounts exceeded the FDIC insured limits by $41,298 and $0 as of December 31, 2017 and 2016, respectively.

57

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Capital Contribution Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a capital contribution receivable as an asset on a balance sheet. When contributed capital receivables were not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") 505-10-45-2, the contributed capital is reclassified as a contra account to stockholders’ deficit on the balance sheet.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2017 and 2016 consist entirely of finished good products purchased for resale and any materials the Company purchased to modify the products. The Company has outsourced the warehousing and fulfillment of its inventory to a third party.

Property, Equipment, and Software

Property, equipment, and software are recorded at cost. Depreciation/amortization is recorded for property, equipment, and software using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2017 and 2016 consist of software with three (3) year lives and property and equipment with 3-10 year lives.

58

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Depreciation and amortization charges on property, equipment, and software are included in general and administrative expenses and amounted to $20,557 and $42,218 for the years ended December 31, 2017 and 2016, respectively. Capital assets as of December 31, 2017 and 2016 are as follows:

	2017	2016

Computer equipment	$59,779	$43,111
Furniture and fixtures	10,754	4,384
Leasehold improvements	81,325	81,325
	151,858	128,820
Accumulated depreciation	(123,086)	(112,131)

Property and equipment, net	$28,772	$16,689

Software	$52,200	$52,200
Accumulated amortization	(52,200)	(42,597)

Software, net	$-	$9,603

Impairment of Long-lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

59

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company typically collects revenue upon sale and recognizes the revenue when the item has shipped. Orders that have been placed and paid as of year-end but have not been shipped are recorded to deferred revenue. Sales tax is collected on sales in California and these taxes are recorded as a liability until remitted. The Company estimates returns based on its historic results and return policy in place at the sale date and records an allowance against revenues for this estimate. Liabilities are recorded for promotional credits and store credit issued to customers. The reserve for returns totaled approximately $194,000 and $130,000 as of December 31, 2017 and 2016, respectively, and is included in reserves for returns in the accompanying balance sheets.

Cost of Sales

Cost of sales consists primarily of inventory, shipping costs and merchant fees.

Shipping and Handling

The Company recognizes shipping and handling billed to customers as a component of net revenues, and the cost of shipping and handling as a component of costs of net revenues. Total shipping and handling billed to customers as a component of net revenues was approximately $60,000 and $29,000 for the years ended December 31, 2017 and 2016, respectively. Total shipping and handling costs included in costs of net revenues was approximately $491,000 and $276,000 for the years ended December 31, 2017 and 2016, respectively.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2017 and December 31, 2016 amounted to approximately $1,345,000 and $872,000, respectively, which is included in selling and marketing expense.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505, Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or stock award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

60

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ deficit or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2017 and 2016, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2017 and 2016 are as follows:

	2017	2016
Series Seed Preferred Stock (convertible to common stock)	20,714,518	20,714,518
Series A Preferred Stock (convertible to common stock)	5,650,903	4,054,227
Series A-2 Preferred Stock (convertible to common stock)	2,584,766	-
Common stock warrants	4,749,398	10,000
Preferred stock warrants	175,503	-
Exercisable stock options	11,583,214	8,510,152
Total potentially dilutive shares	45,458,302	33,288,897

Concentrations

The Company has two vendors that made up 21% and 17% of accounts payable as of December 31, 2017. Two vendors as of December 31, 2016 made up 48% and 14% of accounts payable. All of these concentrations relate to vendors that provided inventory during 2017 and 2016 (see below).

The Company utilized two vendors that made up 22% and 59% of all inventory purchases, respectively during the year ended December 31, 2017 and two vendors that made up 42% and 52% of all inventory purchases, respectively during the year ended December 31, 2016.  The loss of one of these vendors, may have a negative short-term impact on the Company’s operations; however, we believe there are acceptable substitute vendors that can be utilized longer-term.

61

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Recent Accounting Pronouncements

In July 2015, the FASB issued Accounting Standards Update ("ASU") 2015-11, Simplifying the Measurement of Inventory, which requires entities to compare the cost of inventory to only one measure, its net realizable value, and not the three measures required by Topic 330. This ASU is effective for fiscal reporting periods beginning after December 15, 2016, but earlier application is permitted. The Company has elected to early adopt the ASU and has applied the provisions of the ASU to the financial statements for the years ended December 31, 2017 and 2016.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. We intend to adopt the new standard effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). This ASU is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2017. We do not believe the adoption of ASU 2016-15 will have a material impact on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4:  LONG-TERM DEBT

Short-Term Loan Payable

In January 2015, the Company entered into a short-term loan agreement in the amount of $150,000, bearing interest at 39%. The loan called for 378 daily payments of $552. In August 2015, the loan was modified to increase the loan amount to $250,000, reduce the interest rate to 32.3%, and change the daily payment to $1,050 per day for a term of 315 daily payments. The proceeds from the short-term loan were used for operations. The balance due as of December 31, 2015 was $200,255. On May 18, 2016, the Company repaid the outstanding balance in full and closed this note. Interest expense (inclusive of penalties and fees) of $0 and $40,524 was recorded on this note during the years ended December 31, 2017 and 2016, respectively.

Promissory Notes Payable

In January 2013, the Company issued two non-convertible notes payable to related parties in the aggregate principal amount of $50,644. Interest on the notes was 0.21%. During the year ended December 31, 2016, the Company repaid one of these notes in the principal amount of $4,217 and transferred the other against a related party receivable with the same party in the amount of $46,636. As of December 31, 2017 and 2016, these balances were therefore zero.

In November 2015, the Company issued an unsecured promissory note for $25,000, bearing interest at 2% per annum and maturing on December 31, 2015. The note was not paid on the due date. During the year ended December 31, 2016, the Company repaid this balance in full, and therefore the balance was zero as of December 31, 2017 and 2016.

62

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Convertible Notes Payable – 2015 and 2016 Issuances

Between September 2015 and May 2016, the Company issued convertible promissory notes of varying amounts, subject to automatic conversion upon a qualified equity financing in excess of $1,500,000 (inclusive of the notes) and optional conversion upon a non-qualified equity financing, as defined in the note agreements. The notes’ conversion rate included a 20% discount to the lowest price in the qualified or non-qualified equity financing round, or at the quotient obtained by dividing the valuation cap of $15,000,000 by the fully-diluted capital at the date of the conversion ($0.32 per share conversion price at the conversion date) if the valuation at the qualified equity financing exceeds the valuation cap. The conversion provisions provide that the notes were convertible into the number of preferred stock obtained by dividing the outstanding principal by the undiscounted conversion price plus the number of common stock obtained by dividing the outstanding principal by the discounted conversion price minus the number of preferred stock converted shares. The total principal outstanding on these issuances amounted to $361,081 as of December 31, 2015, where one note for $100,000 was classified as a convertible note as of December 31, 2015, then subsequently reclassified to a non-convertible promissory note during 2016. Total issuances for the year ended December 31, 2016 were $690,000, the proceeds of which were used for operations. Interest accrued on the notes at the Wall Street Journal Prime (3.75%) per annum until maturity or conversion, and accrued interest payable on these notes was $0 and $18,750 as of December 31, 2017 and 2016, respectively, where the unpaid interest at conversion had not yet been paid out as of December 31, 2016, then was repaid in full during the year ended December 31, 2017. Accrued interest was not convertible on these notes. The notes had a 36-month term with each 2015 issuance to expire in 2018 and each 2016 issuance to expire in 2019, when all principal and accrued interest was to come due. The 2016 Series A Preferred Stock issuances discussed in Note 5 triggered conversion of all convertible notes payable outstanding in September 2016 under the conversion terms. This resulted in relieving $951,081 of principal on the convertible notes outstanding on the conversion date into 1,981,405 shares of Series A Preferred Stock and 981,253 shares of common stock.

The Company determined that these notes contained a beneficial conversion feature contingent upon a future event due to the discounted conversion provisions. Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion features on these convertible notes based on the issuance date fair value of the Company’s stock and the discounted conversion features. In accordance with FASB ASC 470-20, a contingent beneficial conversion feature in an instrument that becomes convertible only upon the occurrence of a future event outside the control of the holder is not recognized in earnings until the contingency is resolved. Therefore, these beneficial conversion features were not recorded as note discounts at the issuance dates of the notes, but rather, were recognized effective on the conversion date in September 2016, resulting in the recognition of the fair value of the conversion features to additional paid-in capital and interest expense in the amount of $127,563 for the year ended December 31, 2016. The Company used a fair value of its common stock of $0.13 per share based on external valuations.

As of December 31, 2017 and 2016, all notes had been converted, and therefore, the outstanding balance was $0.

Business Loan

On May 18, 2016, the Company closed on a loan with MBMJ Capital LLC dba Continental Business Credit, which includes the following funding mechanisms. The loans required a minimum monthly interest charge of $2,500, are subject to a default rate of an additional 7% on the stated interest rates, and required a $10,000 facility fee at closing.

Revolving Inventory Finance Facility: The Company could borrow up to 50% of the book value of all eligible inventory in its possession. The balance of the loan was to be paid down daily with proceeds from the sale of inventory. The loan was revolving, and therefore the Company could continue to draw on the note up to 50% of eligible inventory as the loan was being paid down. The maximum credit limit for this loan was $1,000,000. This loan bore interest at prime plus 11.50% per annum, with a minimum rate of 15% (15.5% at December 31, 2016) payable monthly. The loan had a one-year term. The balance outstanding on this note as of December 31, 2016, inclusive of accrued interest, was $455,152. The proceeds of this loan were used for operations. The loan was repaid in its entirety in conjunction with the 2017 venture debt discussed in the following section of this note in April 2017.

63

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Term Loan: This term loan provided Continental Business Credit a valid and senior security interest in all assets of the Company. The term loan had a maximum balance of $300,000. The term loan bore interest at 24%, with a default rate of 31%. All principal on the term loan was due July 31, 2016 and interest was due and payable monthly. The term loan was allowed to be extended for up to 90 days at the lender’s discretion for a principal amount not to exceed $150,000, subject to an extension fee. The term loan was repaid during 2016.

Total interest and fees recognized on these business loans for the years ended December 31, 2017 and 2016 was $65,587 and $79,337, respectively.

Venture Debt

In March 2017, the Company entered into a senior credit agreement with an outside lender for up to $4,000,000, dependent upon the achievement of certain milestones. The initial close amount was a minimum of $1,345,000. The loan bears interest at 12.5% per annum, compounded monthly, plus fees. A 5% closing fee is due upon each closing, legal and accounting fees of up to $40,000, and management fees of $4,167 per month. The loan requires monthly payments of interest commencing March 31, 2017, and a balloon payment for the full principal amount at maturity in March 2020. Prepayments are allowed, subject to various provisions, including a minimum payment amount of $250,000. Repayment is accelerated upon a change in control, as defined in the agreement. The loan is senior to all other debts and obligations of the Company, is collateralized by all assets of the Company, and shares of the Company’s common stock pledged by officers of the Company. As of December 31, 2017, the loan balance is $2,850,000, resulting from cash disbursed to the Company of $1,977,098, loan fees of $177,500 charged to the loan balance, and cash disbursed to repay other debts of the Company of $695,402, inclusive of $118,402 repaid to a related party note payable (board member). An additional $20,843 in loan fees were also paid, which were included as part of the discount to the loan as further discussed below. The Company failed to comply with certain debt covenants during the year ended December 31, 2017, but received a waiver from the lender and therefore is not considered to be in default on this debt.

Total loan fees of $198,343 were incurred in conjunction with this loan, and such were recorded as a discount to the loan and are amortized under the effective interest method to interest expense over the life of the loan. For the year ended December 31, 2017, $48,442 of these loan fees were amortized to interest expense, leaving an unamortized balance of $149,901 as of December 31, 2017.

The lender was also granted warrants to purchase common stock representing 1% of the fully diluted capitalization of the Company for each $1,000,000 of principal loaned under the agreement, prorated based on actual funding for the final closing, where the additional $850,000 of funding as of December 31, 2017 therefore did not yet trigger issuance of the next tranche of warrants. As of December 31, 2017, warrants for 1,139,398 shares of common stock were issued to the lender with an exercise price of $0.16 per share, expiring after ten years. As discussed in Note 7, these warranted were valued at $56,970 and recorded as a discount to the note payable balance, and are being amortized under the effective interest method over the life of the loan. For the year ended December 31, 2017, $15,400 was amortized to interest expense, leaving an unamortized balance of $41,570 as of December 31, 2017. Additional warrants are to be issued upon hitting $3,000,000 in total financing under this facility, which occurred after December 31, 2017 in January 2018 resulting in the issuance of warrants for 617,731 shares of common stock.

Interest expense on this loan for the year ended December 31, 2017 was $275,403.

64

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

NOTE 5: STOCKHOLDERS’ DEFICIT

Convertible Preferred Stock

On October 3, 2014, the Company amended its Certificate of Incorporation to authorize 21,209,487 shares of $0.0001 par preferred stock. In June 2016, the Certificate of Incorporation was amended to increase the authorized preferred stock to 38,800,000 shares of $0.0001 par preferred stock. The Company designated 20,714,518 shares of preferred stock as Series Seed Preferred Stock and 14,481,413 shares of preferred stock as Series A Preferred Stock. In July 2017, the Certificate of Incorporation was amended to increase the authorized preferred stock to 56,000,000 shares of $0.0001 par preferred stock. The Company designated 20,714,518 shares of preferred stock as Series Seed Preferred Stock, 14,481,413 shares of preferred stock as Series A Preferred Stock, and 20,000,000 shares of Series A-2 Preferred Stock, with 804,069 shares of preferred stock undesignated.

As of December 31, 2017 and 2016, 20,714,518 and 20,714,518 shares of Series Seed Preferred Stock were issued and outstanding, 5,650,903 and 4,054,227 shares of Series A Preferred Stock were issued and outstanding, and 2,584,766 and 0 shares of Series A-2 Preferred Stock were issued and outstanding, all respectively.

Series Seed Preferred Stock holders are entitled to vote on an as converted basis, while Series A Preferred Stock holders and Series A-2 Preferred Stock holders do not have voting privileges. The preferred stockholders have certain dividend preferences over common stockholders. The preferred stock are subject to an optional conversion right, where the preferred stock are convertible into fully paid and non-assessable shares of common stock at a 1:1 rate, with certain dilution protections. All classes of preferred stock are subject to automatic conversion into the Company’s common stock if and upon an initial public offering of $25,000,000 or greater. The preferred stockholders are entitled to a liquidation preference over common stockholders of the greater of: 1) the preferred stock purchase price ($0.27 per share for Series Seed Preferred Stock, $0.48 per share for Series A Preferred Stock, and $0.50 per share for Series A-2 Preferred Stock) multiplied by a multiple of 1.00 for Series A Preferred Stock and Series A-2 Preferred Stock, and 1.00 or 1.25 depending upon certain conditions for the Series Seed Preferred Stock, as defined in the articles of incorporation generally as decreasing to 1.0 after raising $3,000,000 of gross proceeds from the sale of capital stock (excluding Series Seed Preferred); 2) on an as converted to common stock at the liquidation date. Based on circumstances in place as of December 31, 2017 and 2016, the liquidation preference on the Series Seed Preferred Stock was subject to the 1.00 and 1.25 multiple and the liquidation preferred on the Series A Preferred Stock was subject to a multiple of 1.00 and 1.00, respectively. The total liquidation preferences as of December 31, 2017 and 2016 amounted to $9,597,736 and $8,937,179, respectively.

65

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

In 2016, the Company closed on several stock issuance rounds of its Series A Preferred Stock financing conducted under Regulation A, resulting in the issuance of 2,072,822 shares of Series A Preferred Stock at a price per share of $0.48, providing gross proceeds of $994,435 for the year ended December 31, 2016. During the year ended December 31, 2017, the Company issued an additional 1,596,676 shares of Series A Preferred Stock at a price per share of $0.48, providing cash proceeds of $716,323 and conversions of debts of $49,623, for gross proceeds of $765,946.

The 2016 Series A Preferred Stock issuances triggered conversion of all convertible notes payable outstanding in September 2016 under the conversion terms. This resulted in relieving $951,081 of principal on the convertible notes outstanding on the conversion date into 1,981,405 shares of Series A Preferred Stock and 981,253 shares of common stock.

In 2017, the Company closed on several stock issuance rounds of its Series A-2 Preferred Stock financing conducted under Regulation A, resulting in the issuance of 2,584,766 shares of Series A-2 Preferred Stock at a price per share of $0.50, providing gross proceeds of $1,292,383 for the year ended December 31, 2017.

Common Stock

The Company authorized 100,000,000 and 72,000,000 shares of common stock at $0.0001 par value as of December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, 10,377,615 and 10,377,615 shares of common stock were issued and outstanding.

During 2016, 981,253 shares of common stock were issued in conjunction with the conversion of convertible notes payable, as discussed previously in this note.

Common stockholders have voting rights of one vote per share. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

NOTE 6: RELATED PARTY TRANSACTIONS

Related Party Payable

A family member of an officer advanced the Company $12,000 during 2014. The unpaid balance was $0 and $3,000 as of December 31, 2017 and 2016, respectively.

This individual also owns and controls a company that provided accounting services to the Company at a rate of $2,500 per month commencing in 2015 through April 2016. A total of $20,000 and $20,000 was due under this arrangement as of December 31, 2017 and 2016, respectively.

Promissory Notes Payable

During 2016, the Company issued two promissory notes to related parties with combined outstanding principal balances of $225,000 as of December 31, 2016. The notes were payable on demand. These notes bore interest at 20%. In March and April of 2017, $185,000 of these loans were repaid with the 2017 loan issuance proceeds along with accrued interest $33,402. In March 2017, the Company converted the $40,000 note payable, along with accrued interest of $9,623, into 98,402 shares of its Series A Preferred Stock at a conversion rate of $0.48 per share. Interest expense of $11,999 was recognized on these notes during the year ended December 31, 2017, and $0 remains unpaid and outstanding as of December 31, 2017.

66

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Employee Backpay and Loans Receivable

Two officers of the Company have deferred their salary during portions of 2014-2016. The Company commenced repaying these obligations during 2017. The amounts payable under these arrangements as of December 31, 2017 and 2016 were $430,568 and $501,033, respectively.

The Company has loaned funds to these same two officers of the Company throughout the life of the business, which amounted to $406,400 and $389,727 as of December 31, 2017 and 2016. These loans are payable on demand and do not bear interest

The net payable from the loans receivable and employee backpay are presented on the balance sheets as a net liability (employee backpay – related party) in the amounts of $24,168 and $111,306 as of December 31, 2017 and 2016, respectively. These balances are presented net pursuant to an agreement with these officers net the loans receivable against backpay owed in order to settle both the loans receivable and backpay. The Company has accrued estimated employer taxes on backpay.

In the previously issued 2016 balance sheet, these balances were presented in their gross amounts, with related party receivables of $389,727 was presented as an asset and the $501,033 backpay liability was presented as a liability.

Payment Processor:

The Company’s backend payment processor’s majority shareholder is a director of the Company. Total expenses for the years ended December 31, 2017 and 2016 were $119,509 and $81,312, respectively and included in costs of net revenues in the accompanying statements of operations.

Officer Stock Issuance and Promissory Note:

On October 14, 2013, the Company issued 2,688,889 shares of $0.0001 par common stock at a price of $0.09 per share to an officer of the Company under a restricted stock purchase agreement. The Company determined the fair value per share at the issuance date was $0.15 per share. The shares were subject to vesting provisions where 268,889 shares vested immediately upon issuance, and the remaining 2,420,000 shares vested prorata over a period of 36 months (67,222 shares per month). All shares have vested as of December 31, 2016, with all related expense being recorded prior to 2016.

The Company also approved the issuance of $70,000 of loans to this officer. This note has not been drawn upon to date.

67

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

NOTE 7:  INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards. As of December 31, 2017 and 2016, the Company had net deferred tax assets before valuation allowance of $4,287,870 and $2,987,952, respectively. The following table presents the deferred tax assets and liabilities by source:

	2017	2016
Deferred Tax Assets:
Net operating loss carryforwards	$4,300,823	$2,953,185
Stock-based compensation	52,450	40,557
Deferred Tax Liabilities:
Depreciation timing differences	(5,790)	(5,790)
Unamortized debt issuance costs	(59,613)	-
Valuation allowance	(4,287,870)	(2,987,952)
Net Deferred Tax Asset	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2017 and 2016, cumulative losses through December 31, 2017, and no history of generating taxable income. Therefore, valuation allowances of $4,287,870 and $2,987,952 were recorded as of December 31, 2017 and 2016, respectively. Accordingly, an $800 provision for income taxes has been recognized for the years ended December 31, 2017 and 2016. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 39.8%. The effective rate is reduced to 0% for 2017 and 2016 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2017 and 2016, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $10,803,916 and $7,418,571, which may be carried forward and will expire between 2033 and 2037 in varying amounts.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.

68

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 8: SHARE-BASED PAYMENTS

Warrants

In February 2014, the Company issued 10,000 warrants to purchase shares of common stock under a board advisory agreement for advisory services provided to the Company. The shares available under this warrant vest over two years on a monthly basis (1/24 vest per month). The stock purchase warrants expire at the earliest of: five years after their date of issuance (2019), any change in control, or an initial public offering. The exercise price for the common stock warrants is $0.15 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. The Company determined the fair value of these warrants under a Black-Scholes calculation was de minimus and therefore did not record an adjustment to additional paid-in capital for the value of the services received in exchange for these warrants. As of December 31, 2017 and 2016, 10,000 and 10,000 warrants were vested and outstanding, respectively.

In 2017, the Company issued a warrant in conjunction with a service agreement. The warrant is exercisable into 3,600,000 shares of common stock at an exercise price of $0.16 per share. The warrant expires in June 2021. The warrant vested 1/3 at issuance, then vests at a rate of 1/36 per month at each monthly anniversary commencing June 7, 2017, subject to continuous service with the Company. As of December 31, 2017, 1,800,000 of these warrants had vested, and the agreement was terminated effective December 31, 2017. The Company determined the fair value of these warrants at the initial grant date to be $0.048 per share under the Black-Scholes method, which was revalued as the warrants vested. The fair value was to be recognized ratably over the underlying vesting period of this warrant. During the year ended December 31, 2017, $113,520 of expense was recognized to general and administrative expense related to this warrant. As the agreement terminated effective December 31, 2017, there will be no further compensation expense recorded on this agreement. The range of Black-Scholes inputs utilized in calculating the fair value of this warrant were as follows:

2017

Risk Free Interest Rate	1.94%-2.06%
Expected Dividend Yield	0.00%
Expected Volatility	32.00%
Expected Life (years)	3.5-4.5

In March 2017, a lender to the Company was granted warrants to purchase common stock representing 1% of the fully diluted capitalization of the Company for each $1,000,000 of principal loaned under the agreement, prorated based on actual funding for the final closing, see Note 4. As of December 31, 2017, warrants for 1,139,398 shares of common stock were issued to the lender with an exercise price of $0.16 per share, expiring after ten years. Additional warrants are to be issued upon hitting $3,000,000 in total financing under this facility, which occurred in January 2018 resulting in the issuance of warrants for 617,731 shares of common stock.

69

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

The Company determined the fair value of these warrants to be $0.05 per share under the Black-Scholes method, with the following inputs, providing a total value of $56,970 which was recorded as a discount to the loan and is being recognized ratably over term of the loan. See Note 4 for additional information.

2017

Risk Free Interest Rate	1.92%
Expected Dividend Yield	0.00%
Expected Volatility	32.00%
Expected Life (years)	5.00

Preferred Stock Warrants

In 2017, in conjunction with the closing of its offering under Regulation A discussed in Note 4, the Company issued its broker-dealer in this offering 175,503 fully vested warrants to purchase its Series A Preferred Stock at an exercise price of $0.48 per share, expiring in five years. The fair value of these warrants was calculated under the Black-Scholes method, using below variables, resulting in an aggregate fair value of $18,077 being recorded to additional paid-in capital and as offering costs within additional paid-in capital. The Company is under a similar arrangement with the same broker-dealer with regards to its Series A-2 offering discussed in Note 5, where 5% warrant coverage will be issued upon the closing of that round in 2018, inclusive of the 2017 issuances.

2017

Risk Free Interest Rate	2.09%
Expected Dividend Yield	0.00%
Expected Volatility	32.00%
Expected Life (years)	3.5

Stock Plan

The Company has adopted the 2013 Stock Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the Plan was 18,693,055 and 16,693,055 shares as of December 31, 2017 and 2016, respectively. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 5,223,639 and 6,687,403 as of December 31, 2017 and 2016, respectively.

70

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

Vesting generally occurs over a period of immediately to four years. A summary of information related to stock options for the years ended December 31, 2017 and 2016 is as follows:

	December 31, 2017		December 31, 2016
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding - beginning of year	9,917,652	$0.12	9,917,652	$0.12
Granted	3,488,764	0.16	-	-
Exercised	-		-	-
Forfeited	(25,000)	0.16	-	-
Outstanding - end of year	13,381,416	$0.13	9,917,652	$0.12

Exercisable at end of year	11,583,214	$0.13	8,510,152	$0.12

Weighted average grant date fair value of options granted during year	$0.057		N/A

Weighted average duration (years) to expiration of outstanding options at year-end	7.70		8.10

This table has been modified from the previously issued 2016 financial statements due to past forfeitures of 566,667 that were not previously recognized as reductions to the outstanding options. The result was a 566,667 reduction to the beginning and ending 2016 options outstanding from 10,484,319 to 9,917,652 and a 530,438 reduction in the exercisable options as of December 31, 2016 from 9,040,590 to 8,510,152. There was no financial impact of this change.

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the years ended December 31, 2017 and 2016 are as follows:

71

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

	2017	2016

Risk Free Interest Rate	2.08%	N/A
Expected Dividend Yield	0.00%	N/A
Expected Volatility	32.00%	N/A
Expected Life (years)	5.75-6.25	N/A
Fair Value per Stock Option	$0.057	N/A

The total grant-date fair value of the options granted during the year ended December 31, 2017 was $197,560. Stock-based compensation expense of $177,975 and $160,215 was recognized for the years ended December 31, 2017 and 2016, respectively. These costs are included in compensation and benefits in the accompanying statements of operations. Total unrecognized compensation cost related to non-vested stock option awards amounted to $104,657 and $89,150 for the years December 31, 2017 and 2016, respectively, and will be recognized over a weighted average period of 23 months as of December 31, 2017.

NOTE 9: LEASE OBLIGATIONS

Effective December 2013, the Company entered into a lease agreement for warehouse space. The lease term commenced December 1, 2013 and expired after 39 months, on February 28, 2017. Monthly lease obligations under the agreement were base rent starting at $8,617 per month plus operating costs estimated at $2,439, but subject to actual expenses. The base rent contractually escalated to $8,876 per month beginning December 1, 2014 and to $9,142 per month beginning December 1, 2015. A $17,234 deposit was paid at the commencement of the lease.

The Company ceased using the warehouse space in August 2014, and entered into a lease agreement with a sub-lessor at a rate of $11,056 per month. The 30-month lease term commenced September 2014 and expired in February 2017. The income from the sublease is recorded to Other Income on the Statements of Operations.

The Company has entered into a lease agreement for office space effective March 1, 2014. The lease calls for monthly rent payments of $5,000 commencing March 1, 2014 on a month-to-month basis.

The minimum future lease obligations on the Company’s lease agreements as of December 31, 2017 and 2016 were $0 and $23,162 (obliged for 2017 payment).

The Company entered into four short-term lease agreements for building space during 2017, one of which terminated on December 31, 2017. The total base rent from the three remaining lease agreements is $17,300 per month.

Total rent expense for the years ended December 31, 2017 and 2016 was $152,674 and $190,723, offset by non-operating rental income of $19,328 and $145,087, all respectively.

72

DENIM.LA, INC.
NOTES TO FINANCIAL STATEMENTS
As of December 31, 2017 and 2016 and for the years then ended

NOTE 10: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 11: SUBSEQUENT EVENTS

Preferred Stock Issuances

Subsequent to December 31, 2017, the Company issued an additional 3,280,676 shares of Series A-2 Preferred Stock at $0.50 per share, providing gross proceeds of $1,640,338. This offering was a continuation of the Series A-2 Preferred Stock issuances disclosed in Note 5 and had the same terms as such issuances.

Lease Agreement

In January 2018, the Company entered into a lease agreement requiring base rent payments of $14,500 per month for a 36-month term. The lease required a $43,500 deposit.

Management’s Evaluation

Management has evaluated subsequent events through April 30, 2018, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

73

INDEX TO EXHIBITS

Exhibit 1.1	Placement Agreement with SI Securities, LLC**

Exhibit 2.1	Amended and Restated Certificate of Incorporation**

Exhibit 2.2	Bylaws(2)

Exhibit 3.1	Amended and Restated Investors’ Rights Agreement**

Exhibit 3.2	Amended and Restated Right of First Refusal and Co-Sale Agreement**

Exhibit 3.3	Amended and Restated Voting Agreement**

Exhibit 4.1	Form of Subscription Agreement**

Exhibit 6.1	Payment Processing Agreement with Banctek Solutions(7)

Exhibit 6.2	Employment Agreement with Mark Lynn(8)

Exhibit 6.3	Employment Agreement with Corey Epstein(9)

Exhibit 6.4	Updated Employment Agreement with Corey Epstein(10)

Exhibit 6.5	Employment Agreement with Kevin Morris(11)

Exhibit 6.6	Employment Agreement with Conrad Steenberg(12)

Exhibit 6.7	Promissory Note of Mark Lynn(13)

Exhibit 6.8	Promissory Note of Corey Epstein(14)

Exhibit 6.9	Lease Agreement with Beverly Blvd Associates, L.P.(15)

Exhibit 6.10	Promissory Note of Mark Lynn(16)

Exhibit 6.11	Stockholder approval of waiver of Right of First Offer by Mark Lynn and Corey Epstein(17)

Exhibit 8.1	Escrow Agreement with The Bryn Mawr Trust Company**

Exhibit 11.1	Consent of Independent Auditor

Exhibit 12.1	Opinion of counsel as to the legality of the securities**

** To be filed by amendment to this Offering Circular

74

(2) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex2-2.htm

(7) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-1.htm

(8) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-2.htm

(9) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-3.htm

(10) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-4.htm

(11) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-5.htm

(12) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-6.htm

(13) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-7.htm

(14) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-8.htm

(15) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-9.htm

(16) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-10.htm

(17) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1668010/000114420416108253/v442306_ex6-11.htm

75

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 17, 2018.

Denim.LA, Inc.

By	/s/ Mark T. Lynn

Mark T. Lynn, Chief Executive Officer of
Denim.LA, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark T. Lynn
Mark T. Lynn, Co-Chief Executive Officer, Director
Date: July 17, 2018

/s/ Corey Epstein
Corey Epstein, Co-Chief Executive Officer, Director
Date: July 17, 2018

/s/ Kevin Morris
Kevin Morris, Chief Financial Officer, Chief Accounting Officer
Date: July 17, 2018

/s/ Trevor Pettennude
Trevor Pettennude, Director
Date: July 17, 2018

/s/ John Tomich
John Tomich, Director
Date: July 17, 2018

/s/ Geoff McFarlane
Geoff McFarlane, Director
Date: July 17, 2018

76